Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of June 26, 2012

among

ENERGY & EXPLORATION PARTNERS, LLC

as Borrower,

the Lenders Party Hereto

and

GUGGENHEIM CORPORATE FUNDING, LLC,

as Administrative Agent

$100,000,000 Senior Secured Advancing Line of Credit

i

4.17	No Defaults	46
4.18	Material Contracts; Operating Agreements	47
4.19	Governmental Regulation	47
4.20	Margin Stock	47
4.21	Employee Matters	47
4.22	Employee Benefit Plans	48
4.23	Certain Fees	48
4.24	Solvency	48
4.25	Compliance with Statutes, etc.	48
4.26	Disclosure	48
4.27	Terrorism Laws	49
4.28	Insurance	49
4.29	Security Interest in Collateral	50
4.30	Affiliate Transactions	50
4.31	Permits, etc.	50
4.32	Marketing of Production	50
4.33	Names and Places of Business	51
4.34	Improved Real Estate	51
4.35	Assigned Indebtedness	51

ARTICLE 5 AFFIRMATIVE COVENANTS		51
5.1	Financial Statements and Other Reports.	51
5.2	Existence; Conduct of Business	55
5.3	Payment of Taxes and Claims	55
5.4	Operation and Maintenance of Properties	56
5.5	Insurance	56
5.6	Books and Records; Inspections	57
5.7	Lenders Meetings; Syndication	57
5.8	Compliance with Laws	57
5.9	Environmental Matters.	57
5.10	Additional Oil and Gas Properties	59
5.11	Further Assurances	59
5.12	Leases and Contracts; Performance of Obligations	60
5.13	Lockbox Account and Equity Account; Operating Account	60
5.14	Deposit Accounts	60
5.15	Title Information.	60
5.16	Swap Agreements	61
5.17	Interest Reserve	61

ARTICLE 6 NEGATIVE COVENANTS		61
6.1	Indebtedness	62
6.2	Use of Proceeds	62
6.3	Liens	62
6.4	Negative Pledge Agreements; Dividend Restrictions	63
6.5	Restricted Payments	63
6.6	Investments	64
6.7	Fundamental Changes; Disposition of Assets	64

6.8	Sales and Lease Backs	65
6.9	Transactions with Shareholders and Affiliates	65
6.10	Conduct of Business	65
6.11	Fiscal Year	65
6.12	Amendments to Organizational Agreements, Operating Agreements, Material Contracts.	65
6.13	Prepayments of Certain Indebtedness	65
6.14	Gas Imbalances, Take-or-Pay or Other Prepayments	66
6.15	Sale or Discount of Receivables	66
6.16	Eligible Expenditures; General and Administrative Costs	66
6.17	Subsidiaries	66
6.18	Restrictions Upon Alienability	66
6.19	Maximum Loan Amount	66
6.20	Change of Management	67

ARTICLE 7 LOCKBOX PROCEDURES; CASUALTY PROCEEDS		67
7.1	Lockbox Account and Equity Account	67
7.2	Notices, Direction Letters, Deposits of Cash Receipt	67
7.3	Casualty Proceeds.	68

ARTICLE 8 EVENTS OF DEFAULT		68
8.1	Events of Default	68
8.2	Application of Proceeds	71
8.3	Resignation of Operator	72

ARTICLE 9 ADMINISTRATIVE AGENT		72
9.1	Appointment of Administrative Agent	72
9.2	Powers and Duties	72
9.3	General Immunity.	72
9.4	Administrative Agent Entitled to Act as Lender	73
9.5	Lenders’ Representations, Warranties and Acknowledgment.	73
9.6	Right to Indemnity	74
9.7	Successor Administrative Agent.	74
9.8	Collateral Documents.	75
9.9	Posting of Approved Electronic Communications.	76
9.10	Proofs of Claim	77
9.11	Swap Agreement Fees	78

ARTICLE 10 MISCELLANEOUS		78
10.1	Notices	78
10.2	Expenses	78
10.3	Indemnity.	79
10.4	Set Off	79
10.5	Amendments and Waivers.	80
10.6	Successors and Assigns; Participations.	81
10.7	Survival of Representations, Warranties and Agreements	84
10.8	No Waiver; Remedies Cumulative	84
10.9	Marshaling; Payments Set Aside	84

10.10	Severability	84
10.11	Obligations Several; Independent Nature of Lenders’ Rights	84
10.12	Headings	85
10.13	APPLICABLE LAW	85
10.14	Arbitration.	85
10.15	WAIVER OF JURY TRIAL	87
10.16	Confidentiality	87
10.17	Usury Savings Clause	88
10.18	Counterparts	88
10.19	Effectiveness	88
10.20	Patriot Act	88
10.21	Disclosure	89
10.22	Appointment for Perfection	89
10.23	Advertising and Publicity	89
10.24	Performance on a Credit Party’s Behalf	89
10.25	Tax Provisions	89

APPENDICES, SCHEDULES AND EXHIBITS

APPENDICES:	A	Commitments
	B	Notice Addresses

EXHIBITS:	A	Form of Borrowing Request
	B	Form of Note
	C	Form of Compliance Certificate
	D	Form of Assignment and Assumption Agreement
	E	Form of Closing Date Certificate
	F	Form of Direction Letter

SCHEDULES:	1.1	Moss 14-16H Oil and Gas Properties
	4.2	Jurisdictions of Organization and Qualification
	4.3	Capital Stock and Ownership
	4.5	Required Approvals or Consents
	4.13	Working Interest and Net Revenue Interest
	4.15	Gas Imbalances, Prepayments
	4.16	Environmental Matters
	4.18(a)	Material Contracts and Operating Agreements
	4.18(b)	Material Contracts and Operating Agreements Requiring Consent
	4.23	Certain Fees
	4.28	Insurance
	4.32	Certain Marketing Contracts
	4.33	Names and Places of Business
	6.4	Consents or Notices
	6.9	Affiliate Transactions

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of June 26, 2012, is entered into by and among ENERGY AND EXPLORATION PARTNERS, LLC, a Delaware limited liability company (“Borrower”), the Lenders (defined below) from time to time party hereto and GUGGENHEIM CORPORATE FUNDING, LLC (“GCF”), as administrative agent (in such capacity, “Administrative Agent”).

RECITALS:

WHEREAS, Borrower has requested that the Lenders provide certain loans to Borrower, the proceeds of which will be used for, among other things, refinancing of the Assigned Indebtedness and expenditures related to the Development Project; and

WHEREAS, the Lenders have agreed to make such loans to Borrower.

NOW, THEREFORE, in consideration of the foregoing recitals, of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Administrative Agent” as defined in the preamble hereto.

“Advance Period Expiration Date” means June 26, 2013.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party) at law or in equity, or before or by any Governmental Authority, domestic or foreign or other regulatory body or any arbitrator whether pending or, to the best knowledge of Borrower, overtly threatened against or affecting a Credit Party or any Property of a Credit Party.

“AFE” means an authorization for expenditures representing an estimate of work to be performed. AFE’s shall include COPAS overhead or other similar expenses related to any Credit Party’s direct overhead expense for drilling and completion costs of any Oil and Gas Properties.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote ten percent (10%) or more of the Securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything to the contrary herein, in no event shall Administrative Agent or any Lender be considered an “Affiliate” of any Credit Party.

“Aggregate Amounts Due” as defined in Section 2.12.

“Agreement” means this Credit Agreement, dated as of the date first written above, as it may be amended, supplemented or otherwise modified from time to time and any annexes, exhibits, and schedules to any of the foregoing.

“Approved Counterparty” means Administrative Agent, any Affiliate of Administrative Agent, and any other Person approved by Administrative Agent in its sole discretion.

“Approved Petroleum Engineers” means any independent petroleum engineer reasonably acceptable to Administrative Agent.

“Assigned Indebtedness” means all obligations and indebtedness assigned to Administrative Agent under the Assignment of Liens.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment of Liens” means that certain Assignment of Note, Liens and Security dated the date hereof among Administrative Agent, Petro Capital XXV, LLC and Borrower.

“Authorized Officer” means, as applied to any Person or the general partner of such Person, any manager, chief executive officer, president, vice president, chief operating officer, chief financial officer or treasurer, in each case, whose signatures and incumbency have been certified to Administrative Agent.

“Available Amount” means, at the time of such determination, an amount equal to the Borrowing Base then in effect less all Loans and other amounts advanced from the Lenders to Borrower pursuant to this Agreement, without giving effect to any repayments of principal therefor. Notwithstanding anything in this Agreement to the contrary, once borrowed, Borrower may not reborrow any amounts that have been repaid.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) 5%. Any change in the Base Rate due to a change in the Prime Rate shall be effective on the effective date of such change in the Prime Rate.

“Borrowing Base” means the amount determined under Section 2.16. As of the Closing Date the Borrowing Base is $30,000,000.00.

“Borrowing Request” means a written request by Borrower to the Lenders for Loans pursuant to Section 2.1(b). Such request shall be in the form of Exhibit A and shall be delivered by Borrower accompanied by the information required by Section 2.1(b) or (c), as applicable.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of either the State of New York or the State of Texas or is a day on which banking institutions located in either state are authorized or required by law or other governmental action to close.

“Capital Expenditures” means, in respect of any Person, for any period, the aggregate (determined without duplication) of all exploration and development expenditures and costs that are capital in nature and any other expenditures that are capitalized on the balance sheet of such Person in accordance with GAAP, which, in the case of Borrower, shall include expenditures and costs related to landmen who spend substantially all of their working time acquiring Oil and Gas Properties.

“Capital Lease” means, as applied to any Person, any lease of (or other arrangement conveying the right to use) any property (whether real, personal or mixed) by that Person as lessee (or the equivalent) that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000; and (v) shares of any money market mutual fund that (a) has at least ninety five percent (95%) of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Cash Receipts” means all Cash or Cash Equivalents received by or on behalf of a Credit Party with respect to the following: (a) sales of Hydrocarbons from the Oil and Gas Properties of such Credit Party (including Other Owner Cash Receipts), (b) cash representing operating revenue earned or to be earned by such Credit Party, (c) any net proceeds from Swap Agreements, and (d) any other Cash or Cash Equivalents received from whatever source; provided that, the following shall not constitute “Cash Receipts”: (i) Casualty Proceeds (except to the extent provided in Section 7.3), (ii) proceeds from asset sales and dispositions permitted by Section 6.7 (other than 6.7(a)), (iii) proceeds from any Permitted IPO or other capital raised resulting from the issuance of equity securities by the Borrower, and (iv) advances under the Loans.

“Casualty Proceeds” means amounts actually received by a Credit Party as payments for property damage under property and casualty insurance covering such Credit Party’s Property.

“Casualty Proceeds Account” has the meaning set forth in Section 7.3(c).

“Change of Control” means the occurrence of any of the following events:

(a) (i) prior to the completion of a Permitted IPO, the failure of the Management Holders to collectively control, directly or indirectly, 51% or more of the equity interests in Borrower, or (ii) after the completion of a Permitted IPO, the failure of the Management Holders to collectively control, directly or indirectly, 35% or more of the equity interests in Borrower; or

(b) after the completion of a Permitted IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Management Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 10% of the equity interests in Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower, determined on a fully-diluted basis (and taking into account all such equity interests that a person or group has the right to acquire pursuant to any option right); or

(c) after the Equity Transaction, Parent owns an equity interest in any Person other than Borrower.

“Change of Management” means the occurrence of any of the following events: (a) Hunt Pettit is no longer the Chief Executive Officer of Borrower, with the responsibilities such title currently carries, or ceases to devote substantially all of his time to such position, (b) Brian Nelson is no longer the Chief Financial Officer of Borrower, with the responsibilities that such title carries, or ceases to devote substantially all of his time to such position or (c) prior to the completion of a Permitted IPO, any Management Holder shall sell, transfer, assign or convey its Capital Stock to another Person, other than (i) to another Management Holder, (ii) to estates and/or trusts where such Management Holder is either a trustee or a grantor, (iii) to entities wholly-owned by such Management Holder, or (iv) pursuant to the Equity Transaction.

“Closing Date” means the date on which all conditions precedent set forth in Section 3.1 are satisfied or waived.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit E.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) on which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Addition Date” means the earlier of (a) the date that aggregate value of the Oil and Gas Properties not subject to the Lien of the Collateral Documents in favor of Administrative Agent for the benefit of Secured Parties exceeds $1,000,000 and (b) the date that Administrative Agent requests that the Credit Parties cause all Oil and Gas Properties not subject to the Lien of the Collateral Documents to become subject to such Lien. For the purposes of the definition of “Collateral Addition Date” the value of each Oil and Gas Property is the cost to acquire such Oil and Gas Property.

“Collateral Documents” means the Mortgages, each Deposit Account Control Agreement, each document relating to the Lockbox Account and Equity Account, the Pledge and Security Agreement and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents, including any amendments to or restatements of any of the foregoing, in order to grant to Administrative Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form and substance reasonably satisfactory to Administrative Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder. The amount representing each Lender’s Commitment shall, at any time, not exceed such Lender’s Pro Rata Share of the lesser of (i) the Available Amount determined as of the date on which the requested Loan is to be made and (ii) the Maximum Loan Amount.

“Committed Well Set Funds” means, for any Well Set and subject to Section 2.1(b)(D), Loans approved for such Well Set pursuant to Section 2.1(b)(A).

“Communications” has the meaning assigned such term in Section 9.9(a).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its Property is bound.

“Core Areas” means the Eaglebine Area, the DJ Basin Area, and the Permian Basin Area.

“Credit Date” means the date of any Loan made hereunder; provided, however, notwithstanding anything in this Agreement to the contrary, in no event shall any Credit Date occur after the Advance Period Expiration Date.

“Credit Document” means any of this Agreement, the Guaranty Agreement, the Notes (if any), the Collateral Documents, the Fee Letter, the Equity Kicker Letter, all assignments, conveyances and other documents related to the Equity Kicker Letter, each ORI Conveyance, any Swap Agreement with an Approved Counterparty, and all other certificates, documents, instruments or agreements executed and delivered by a Credit Party for the benefit of Administrative Agent, or any Lender in connection with any of the foregoing.

“Credit Party” means Borrower and each Guarantor.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Interest” any interest paid by Borrower with respect to the Obligations in excess of the amount set forth in Section 2.6(a) of the Credit Agreement as result of interest being paid at the Default Rate.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender), and (b) such Defaulting Lender shall have delivered to Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Borrower, Administrative Agent and Required Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Default Rate” means any interest payable pursuant to Section 2.7.

“Defaulted Loan” as defined in Section 2.15.

“Defaulting Lender” as defined in Section 2.15.

“Deposit Account Control Agreement” means each Deposit Account Control Agreement executed by Borrower, Administrative Agent and a Deposit Bank, in form and substance reasonably satisfactory to Administrative Agent, pursuant to which such financial institution agrees to take instructions from Administrative Agent as required by such agreement, as it may be amended, supplemented or otherwise modified from time to time.

“Deposit Bank” means (a) with respect to the Lockbox Account and Equity Account, the Lockbox Bank, (b) with respect to the Operating Account, The Frost National Bank, and (c) with respect to any other deposit account, the depository bank at which such account is established.

“Development Project” means the acquisition of oil and gas leases and drilling and completion of oil and gas wells in and the development of Borrower’s Hydrocarbon Interests in the Eaglebine Area in compliance with the terms of the Operating Agreements.

“Direction Letters” means letters substantially in the form of Exhibit F.

“DJ Basin Area” means (a) the following Colorado counties: Weld, Morgan, Adams, Arapahoe, Douglas, Elbert, Larimer, Park, El Paso and Jackson, and (b) the following Wyoming counties: Laramie, Goshen, Converse and Platte.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Eaglebine Agreement” means that certain Purchase and Sale Agreement (Non-Producing Properties), dated effective as of March 5, 2012, by and between Borrower and Halcon Energy Properties, Inc. (f/k/a RWG Energy, Inc.), as amended by that certain First Amendment to Purchase and Sale Agreement dated April 19, 2012, that certain Second Amendment to Purchase and Sale Agreement, dated May 10, 2012, that certain Third Amendment to Purchase and Sale Agreement, dated May 24, 2012, and as the same may be amended from time to time upon prior written notice to and consent of Administrative Agent; provided, however, that such consent shall not be required for any amendment that (a) does not amend any financial or economic terms of the Eaglebine Agreement and (b) is not adverse to the Lenders.

“Eaglebine Area” means (a) the following Texas counties: Brazos, Grimes, Madison, Leon, Walker, Houston, Anderson, Cherokee, Angelina, San Augustine, Polk, Tyler, Montgomery, Smith, Rusk, Jasper, Newton, Henderson, Wood, Rains, Van Zandt, Upshur, Hopkins, Franklin, Camp, Gregg, Burleson, Washington, Waller, Austin, Colorado, San Jacinto, Trinity, Nacogdoches, Sabine, Fayette, Lee, Milam, and Robertson, and (b) the following Louisiana parishes: Vernon, Beauregard, Sabine, Rapides, Allen, Evangeline, Jefferson Davis, Avoyelles, St. Landry, Pointe Coupee and West Feliciana.

“Eaglebine Sale” means the sale or disposition, within one hundred twenty (120) days of the Closing Date, of up to 10% of 8/8ths of the working interest in each of the Oil and Gas Properties in the Eaglebine Area for a cash purchase price not less than $7,000 per net mineral acre and for gross cash proceeds of not less than $28,000,000 (or, if less than 10% of 8/8ths is sold or disposed over, a proportionately reduced amount of gross cash proceeds); provided further the cash purchase price may be $6,000 per net mineral acre with a 30% reversionary interest after the purchaser receives a 20% internal rate of return and for gross cash proceeds of not less than $24,000,000 (or, if less than 10% of 8/8ths is sold or disposed over, a proportionately reduced amount of gross cash proceeds).

“Effective Amount” means the aggregate outstanding amount of all principal of, and unpaid interest accrued on, Loans advanced hereunder.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses, and (c) any other Person (other than a natural Person) approved by Administrative Agent; provided, that no Credit Party nor any Affiliate of a Credit Party shall, in any event, be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower or any ERISA Affiliate of Borrower, other than a Multiemployer Plan.

“Employee Overrides” means conveyances of overriding royalty interests granted to certain employees of the Borrower and its Subsidiaries (or affiliates or family members of such employees).

“ENEXP Operating” means Energy & Exploration Partners Operating, LP, a Texas limited partnership.

“ENEXP Operating GP” means Energy & Exploration Partners Operating GP, LLC, a Texas limited liability company.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which any Credit Party is conducting or at any time has conducted business, or where any Property of any Credit Party is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of any Credit Party is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Environmental Permit” means any permit, registration, license, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Account” has the meaning assigned such term in Section 7.1.

“Equity Kicker Letter” means that certain letter agreement dated of even date herewith, between Administrative Agent and Borrower, as the same may from time to time be amended, supplemented or otherwise modified, relating to the overriding royalty interest to be conveyed from time to time by Borrower, or any other Credit Party, to Administrative Agent for the benefit of the Lenders in consideration for their Commitment.

“Equity Transaction” means (a) the formation of the Parent, (b) the exchange by all of the Shale Fund Investors of their equity interests in the Shale Fund for equity interests in the Parent not to exceed, in the aggregate, 25% of the equity interests in the Parent, (c) the exchange by the Management Holders of their indirect equity ownership interests in the Shale Fund for equity interests in the Parent, (d) the exchange by the Management Holders and all other holders of equity interests in Borrower of those equity interests for equity interests in the Parent, (e) the exchange by all holders of net profit interests in the Niobrara Assets of those interests for equity interests in the Parent or cash, (f) the exchange of the Management Holders of their equity interests in ENEXP Operating GP and ENEXP Operating for equity interests in the Parent, (g) the contribution by the Parent of the equity interests in the Shale Fund to Borrower, and (h) the liquidation, merger or dissolution of the Shale Fund and its Subsidiaries with or into Borrower (with, in the case of a merger, Borrower being the survivor of such merger).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, in each case together with the regulations thereunder.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Borrower shall continue to be considered an ERISA Affiliate of Borrower within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower and with respect to liabilities arising after such period for which Borrower could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) notice of intent to terminate a Pension Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower or any ERISA Affiliate of Borrower from any Pension Plan with two or more non-related contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower or any ERISA Affiliate of Borrower pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower or any ERISA Affiliate of Borrower pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower or any ERISA Affiliate of Borrower in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability or potential liability therefor, or the receipt by Borrower or any ERISA Affiliate of Borrower of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on Borrower or any ERISA Affiliate of Borrower of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the incurrence of a material liability (other than for benefits) against any Employee Benefit Plan or the assets thereof, or against Borrower or any ERISA Affiliate of Borrower in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, non-operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of the Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical licenses, permits or agreements, and other agreements which are usual and customary in the oil and gas business which are not entered into for the purpose of securing borrowed money or deferred consideration and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the applicable Credit Party or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System and no such deposit account is intended by the applicable Credit Party to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of a Credit Party for the purpose of roads, pipelines, transmission lines, transportation lines, for gas, oil, or other minerals, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the applicable Credit Party or materially impair the value of such Property subject thereto; and (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; provided further, that Liens described in clauses (a) through (g) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means, with respect to Administrative Agent and any Lender or any other recipient of any payment to be made by or on account of any obligation of a Credit Party hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Credit Party is located and (c) in the case of a Non-U.S. Lender, any federal United States withholding tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party hereto (or designates a new lending office) except in each case to the extent that pursuant to Section 2.14 amounts with respect to such taxes were payable to such Non-U.S. Lender’s assignor immediately before such Non-U.S. Lender becoming a party hereto or to such Non-U.S. Lender immediately before it changed its lending office, or is attributable to such Non-U.S. Lender’s failure or inability, other than as a result of a change in law or change in requirements, to comply with Section 2.14(e), and (d) any United States withholding tax that is imposed by FATCA.

“Existing Credit Documents” refers to the “Original Note” as defined in the Assignment of Liens.

“Existing Security Documents” refers to the “Security Documents” as defined in the Assignment of Liens.

“Facility” means the Oil and Gas Properties (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by a Credit Party or any of its predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code (and any amendments or successor sections thereto that are substantively comparable and not materially more onerous to comply with) and any regulations or official interpretations thereof.

“Fee Letter” means that certain Fee Letter dated as of even date herewith between Borrower and Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Borrower that such financial statements fairly present, in all material respects, the financial condition of Borrower as at the dates indicated and the results of their operations and their cash flows for the periods indicated, in each case in conformity with GAAP applied on a consistent basis, subject, in the case of interim financial statements, to changes resulting from normal audit and year-end adjustments.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower ending on December 31 of each calendar year.

“Funding Default” as defined in Section 2.15.

“GAAP” means United States generally accepted accounting principles in effect as of the date of determination thereof.

“GCF” as defined in the preamble hereto.

“General and Administrative Costs” means normal and customary expenses and costs satisfactory to Administrative Agent, paid in cash, that in accordance with GAAP are classified as general and administrative costs, including consulting fees, salary, bonuses, employee benefits, rent, supplies, travel and entertainment, insurance, accounting, legal, engineering and broker related fees, required to manage the affairs of the Credit Parties; provided, that, to the extent any of the foregoing are capitalized, they shall be included in the definition of General and Administrative Costs (other than expenditures and costs related to landmen employed for the purposes of and who spend substantially all of their time acquiring Oil and Gas Properties and included in the definition of “Capital Expenditures”); provided further, that, all General and Administrative Costs associated with the closing of this Facility and the Equity Transaction and Permitted IPO Expenses shall be excluded from the definition of General and Administrative Costs.

“General and Administrative Costs Cap” means (a) prior to the completion of a Permitted IPO, for any three consecutive months, General and Administrative Costs equal to the sum of $2,000,000 and (b) after the completion of a Permitted IPO, for any three consecutive months, General and Administrative Costs equal to the sum of $2,250,000.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, approval, entitlement, consent order or consent decree of or from any Governmental Authority.

“Governmental Requirement” means, at any time, any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Gross Proceeds of Production” means the sum of (a) gross proceeds from the sale of Hydrocarbon production attributable to Oil and Gas Properties of any Credit Party and actually received by such Credit Party during any calendar month less Third Party Proceeds for the same calendar month, (b) proceeds which represent bonus and delay rentals attributable to Oil and Gas Properties of any Credit Party and paid to such during such calendar month and (c) proceeds attributable to Swap Contracts actually received by any Credit Party during any calendar month.

“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, that is (a) an obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; or (b) a liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (b), the primary purpose or intent thereof is as described in clause (a) above.

“Guarantor” means (a) each Subsidiary (other than Borrower) of a Credit Party from time to time that becomes a Guarantor under the Guaranty Agreement pursuant to Section 6.17 and (b) prior to the consummation of the Equity Transaction, the Shale Fund and the Indy Guarantors.

“Guaranty Agreement” means (a) each Subsidiary (other than Borrower) of a Credit Party from time to time that becomes a Guarantor under the Guaranty Agreement pursuant to Section 6.17 and (b) prior to the consummation of the Equity Transaction, the Shale Fund and the Indy Guarantors.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law and including, without limitation: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,”

“extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, asbestos containing materials, polychlorinated biphenyls, or radon.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate (including natural gas liquids), distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness,” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) all obligations of such Person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid and all obligations in respect of drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business having a term of less than three (3) months that are not yet more than ninety (90) days old) which purchase price is (a) due more than two (2) months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vii) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bond and similar credit transactions for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or drafts; (viii) any Guarantee; (ix) all net obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Swap Agreement whether entered into for hedging or speculative purposes; (x) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person (A) prior to repayment in full in cash of the Obligations or (B) within five (5) years of the creation of such obligations; and (xi) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payments. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Loans or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty Agreement)); (ii) the statements contained in any commitment letter or proposal letter delivered by any Lender to Borrower with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim against or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of any Credit Party or any of its Affiliates; provided, however, that Indemnified Liabilities shall not include Excluded Taxes.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Indemnitee Agent Party” as defined in Section 9.6.

“Indy Guarantors” means, collectively, Indy I, Indy II and Indy III.

“Indy I” means Indy Exploration I, LLC, a Texas limited liability company.

“Indy II” means Indy Exploration II, LLC, a Texas limited liability company.

“Indy III” means Indy Exploration III, LLC, a Texas limited liability company.

“Initial Loans” as defined in Section 10.25(a).

“Internal Rate of Return” means the discount rate at which the net present value of outflows of funds from a Person and inflows of funds to a Person equals zero, calculated for each such outflow from the date such outflow was made. A Person’s Internal Rate of Return shall be calculated pursuant to the Excel function known as “XIRR” on the basis of the actual number of days elapsed over a 365 or 366-day year, as the case may be.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by a Credit Party of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect loan, advance or capital contributions by a Credit Party to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; (iii) any direct or indirect Guarantee of any obligations of any other Person (except for Guarantees permitted under Section 6.1); and (iv) any purchase by a Credit Party of all or a significant part of the assets of a business conducted by another Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions (whether in cash, Cash Equivalents or Property) thereto minus the amount of all dividends, distributions or redemptions made in respect of such Investment, but without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Knowledge” means (a) actual knowledge of a responsible officer of any Credit Party charged with responsibility for the matter at issue or in question or (b) knowledge that a prudent responsible officer or employee of any Credit Party charged with responsibility for the matter at issue or in question could reasonably be expected to discover or otherwise become aware of in the course of conducting such Credit Party’s business.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall also include easements, restrictions, servitudes, permits, exceptions or reservations that runs with the Property. For the purposes of this Agreement, each Credit Party shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Lienable Claims” means, with respect to the group of Oil and Gas Properties indicated, lease operating expenses (other than (a) the expense of re-working or remedial operations as to which consent of co-owners is required, (b) expenses for repairs and maintenance not constituting routine repairs and maintenance, (c) the expense of drilling, deepening, sidetracking, plugging-back, completing, recompleting and/or plugging and abandoning any well, and (d) land and legal expenses not covered by the operator’s fixed overhead charge); unaffiliated third party operator’s fixed overhead charge pursuant to applicable contracts; any ad valorem, severance, gross production and similar taxes (expressly excluding income taxes); operating expenses relating to the gathering and processing of Hydrocarbons from the Oil and Gas Properties; and other expense items, the non-payment of which could result in a contractual and/or statutory lien (as opposed to a judgment lien) against any of such Oil and Gas Properties.

“Loan” means advances made pursuant to Section 2.1.

“Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender.

“Lockbox Account” has the meaning assigned such term in Section 7.1.

“Lockbox Bank” has the meaning assigned such term in Section 7.1.

“Make-Whole Amount” means, with respect to the prepayment, payoff or refinancing of Principal Obligations prior to June 26, 2013, an additional payment that when taken together with (i) all payments applied against the Principal Obligations when received by the Lenders in respect of the Loans as provided in this Agreement plus (ii) all payments applied against the accrued interest (excluding Default Interest) when received by the Lenders in respect of the Principal Obligations as provided in this Agreement plus (iii) all amounts received by the Lenders as Facility Fees as provided in this Agreement and the Fee Letter plus (iv) all proceeds received by the Lenders (or any assignee thereunder) from the ORIs, provide the Lenders a thirty-two and one-half percent (32.5%) Internal Rate of Return on invested capital as though the Principal Obligations were paid off or refinanced on June 26, 2013.

“Management Holders” means, collectively, Hunt Pettit and Brian Nelson and any of their respective family members, descendants, heirs, family trusts or other similar entities or similar arrangements.

“Margin Stock” as defined in Regulation T, U or X of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Marketable Title” means record title and/or provable title evidenced by documentation that is free and clear of Liens (other than Excepted Liens) and from reasonable doubt as to matters of law and fact such that a prudent operator of Oil and Gas Properties, advised of the facts and their legal significance, would willingly accept.

“Material Adverse Change” means any development or event that has had or could reasonably be expected to cause the actual result of operations or prospects of the Credit Parties to materially and adversely deviate from the results forecasted in the Projections.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business operations, properties, assets, liabilities (actual or contingent), or condition (financial or otherwise) of the Credit Parties taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect, or enforceability against a Credit Party of a Credit Document to which it is a party; (iv) Administrative Agent’s Liens (on behalf of itself and the Secured Parties) on the Collateral or the priority of such Liens; or (v) the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender or any Secured Party under any Credit Document.

“Material Contract” means, collectively, (i) any contracts or other arrangements listed on Schedule 4.18(a), (ii) any contract or other arrangement to which any Credit Party is a party (other than the Credit Documents) in which such Credit Party may reasonably be expected to pay or receive from the counterparty thereto at least $150,000.00 in the aggregate during any twelve (12) month period, and (iii) any agreement or instrument evidencing or governing Indebtedness; provided, however, that documents governing the conveyance of the Oil and Gas Properties shall not be included in the definition of “Material Contract”.

“Maturity Date” means December 17, 2014.

“Maximum Loan Amount” is set forth in Appendix A.

“Mineral Interest Conveyance Document” means each document governing the conveyance of the Oil and Gas Properties to the Credit Parties exceeding $300,000 in value.

“Mcf” means one thousand cubic feet.

“Monthly Date” means the first day of each calendar month (or, if such date is not a Business Day, the next Business Day following such day).

“Moody’s” means Moody’s Investor Services, Inc., and any successor thereto.

“Mortgage” means a Mortgage or Deed of Trust in form and substance reasonably satisfactory to Administrative Agent, pursuant to which Borrower, or any other Credit Party, grants Liens on its Oil and Gas Properties to secure the Obligations, as it may be amended, supplemented or otherwise modified from time to time.

“Moss 14-16H Oil and Gas Properties” means the Oil and Gas Properties described on Schedule 1.1 attached hereto.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA which is contributed to by, or is required to be contributed to by, Borrower or an ERISA Affiliate of Borrower.

“NAIC” means The National Association of Insurance Commissioners and any successor thereto.

“Niobrara Assets” means certain of the Oil and Gas Properties owned by Borrower and its Subsidiaries in the DJ Basin.

“Non-Principal Obligations” means all liabilities and obligations of every nature of each Credit Party now or hereafter arising under this Agreement and all of the other Credit Documents (other than any ORI Conveyance) whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), obligations under Swap Agreements to any Approved Counterparty, fees, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance); provided, however, that “Non-Principal Obligations” expressly excluded any liabilities or obligations of a Credit Party for principal arising under this Agreement or any other Credit Document.

“Non-U.S. Lender” means any Lender that is not a United States Person as such term is defined in Section 7701(a)30 of the Internal Revenue Code.

“Note” means a promissory note in the form of Exhibit B, as it may be amended, supplemented, replaced or otherwise modified from time to time.

“Obligations” means all liabilities and obligations of every nature of each Credit Party now or hereafter arising under this Agreement and all of the other Credit Documents (other than any ORI Conveyance) whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), obligations under Swap Agreements to any Approved Counterparty, fees, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with or arising out of Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, farmin agreements, farmout agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, lateral lines, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Operating Account” means the operating bank account of Borrower at The Frost National Bank.

“Operating Agreement” means operating agreements or joint operating agreements among or between any Credit Party and other working interest owners.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“ORI” means the overriding royalty interest to be conveyed from Borrower to Administrative Agent for the benefit of the Lenders, pursuant to an ORI Conveyance.

“ORI Conveyance” means each Overriding Royalty Interest Conveyance by and between Borrower, as grantor, and Administrative Agent, as grantee, for the benefit of the Lenders, required under the Equity Kicker Letter, as it may be amended, supplemented or otherwise modified from time to time.

“Other Owner Cash Receipts” means Cash or Cash Equivalents received by or on behalf of a Credit Party with respect to sales of Hydrocarbons from the Oil and Gas Properties of such Credit Party attributable to another working interest owner, royalty owner, overriding royalty owner or other mineral owner, in each case, that is not a Credit Party.

“Other Taxes” means any and all present or future stamp, registration, recording, filing, transfer, documentary, excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to or in connection with, any Credit Document.

“Parent” means Energy & Exploration Partners, Inc., a Delaware corporation.

“Participant” as defined in Section 10.6(h).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permian Basin Area” means the following Texas counties: Hockley, Lubbock, Crosby, Garza, Lynn, Terry, Dawson, Borden, Scurry, Martin, Howard, Mitchell, Nolan, Fisher, Glasscock, Sterling Coke, Upton, Reagan, Irion, Tom Green, Crockett, and Schleicher.

“Permitted IPO” means an underwritten initial public offering of equity securities of the Borrower that is registered under the Securities Act that results in the Borrower’s equity securities being listed on either the New York Stock Exchange or the NASDAQ exchange.

“Permitted IPO Expenses” means general and administrative costs (including fees paid to the Willis Group) directly incurred in connection with the Permitted IPO that Parent plans to complete prior to March 31, 2013.

“Permitted IPO Expenses Cap” means, Permitted IPO Expenses equal to the sum of $2,500,000 plus amounts netted out of gross proceeds of the Permitted IPO at the time of the Permitted IPO or reimbursed out of gross proceeds of the Permitted IPO.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.3.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Petro Capital Overrides” means any and all overriding royalty interests hereafter granted to the Petro Entities, or any of them, pursuant to the Petro Capital Letter Agreement.

“Petro Capital Letter Agreement” means the Letter Agreement dated June 26, 2012, among Petro Capital XXV, LLC, Energy & Exploration Partners, LLC, a Delaware limited liability company, Energy & Exploration Partners, LP, a Delaware limited partnership, and North American Shale Investment Fund, LP, a Delaware limited partnership.

“Petro Entities” means, collectively, (a) Petro Capital XXV, LLC, a Texas limited liability company, (b) PetroStone, LLC, a Texas limited liability company, (c) Province Energy, LLC, a Texas limited liability company, (d) 4600 Greenville Building, LP, a Texas limited partnership, (e) Pitts Oil, LLC, a Texas limited liability company, and (f) the successors and assigns of each of the foregoing entities.

“Platform” as defined in Section 9.9(b).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Borrower and each Guarantor in form and substance satisfactory to Administrative Agent, as it may be amended, supplemented or otherwise modified from time to time.

“Prime Rate” means the prime rate published in The Wall Street Journal’s “Money Rates” or similar table. If multiple prime rates are quoted in the table, then the highest prime rate will be the Prime Rate. In the event that the prime rate is no longer published by The Wall Street Journal in the “Money Rates” or similar table, then Administrative Agent may select an alternative published index based upon comparable information as a substitute Prime Rate. Upon the selection of a substitute Prime Rate, the applicable interest rate shall thereafter vary in relation to the substitute index.

“Principal Obligations” means, on any date of determination, the aggregate unpaid principal balance of all Loans under this Agreement.

“Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.

“Principal Payment Date” means each of July 1, 2013, October 1, 2013, January 1, 2014, April 1, 2014, July 1, 2014, and December 17, 2014.

“Principal Payment Amount” means, as of each Principal Payment Date, the following amounts:

Principal Payment Date	Principal Payment Amount
July 1, 2013	One-sixth (1/6) of the Principal Obligations as of such date.

October 1, 2013	One-fifth (1/5) of the Principal Obligations as of such date.

January 1, 2014	One-fourth (1/4) of the Principal Obligations as of such date.

April 1, 2014	One-third (1/3) of the Principal Obligations as of such date.

July 1, 2014	One-half (1/2) of the Principal Obligations as of such date.

December 17, 2014	Remainder of the Principal Obligations as of such date.

“Pro Forma Balance Sheet” as defined in Section 4.8

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Loan of any Lender, the percentage obtained by dividing (a) the Loan Exposure of that Lender, by (b) the aggregate Loan Exposure of all Lenders; and (ii) with respect to all payments, computations and other matters relating to the Commitment of any Lender, the percentage set forth on Appendix A hereto.

“Projections” as defined in Section 4.9.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proved Developed Non-Producing Reserves” has the meaning assigned such term in the SPE Definitions.

“Proved Developed Producing Reserves” has the meaning assigned such term in the SPE Definitions.

“Proved Undeveloped Reserves” has the meaning assigned such term in the SPE Definitions.

“Register” as defined in Section 2.5(a).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Agreements” means, collectively, the Operating Agreements, the Mineral Interest Conveyance Documents and the First Amended and Restated Limited Liability Company Agreement of Borrower dated April 13, 2012.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor. With respect to GCF, Related Fund shall also include any swap, special purpose vehicles purchasing or acquiring security interests in collateralized loan obligations or any other vehicle through which GCF may leverage its investments from time to time.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned such term in Section 5.9(a).

“Required Lenders” means one or more Lenders having or holding Loan Exposure, and representing more than fifty percent (50%) of the sum of the aggregate Loan Exposure of all Lenders; provided that the Loan Exposure, and portion of the Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserve Report” means each report, in form and substance satisfactory to Administrative Agent and the Required Lenders in their sole discretion (including, without limitation, the use of satisfactory methodologies and risk analyses), setting forth the updated estimates of Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves, Proved Undeveloped Reserves and probable reserves and projected production profiles and overall economics of the Oil and Gas Properties of the Credit Parties, together with a projection of the rate of production and future cash flows as of such date, based on the following pricing assumptions:

(a) oil and gas prices will be determined by Administrative Agent based on Administrative Agent’s then current forward product pricing curve, which prices will be adjusted to reflect location, content and quality differentials, transportation and marketing fees and hedging arrangements then in place;

(b) taking into account each Credit Party’s actual experiences with leasehold operating expenses and other costs in determining projected leasehold operating expenses and other costs; and

(c) identifying and taking into account any “over-produced” or “under-produced” status under gas balancing arrangements.

“Restricted Payment” means and includes any dividend or other distribution (whether in cash, or other Property, but not securities) with respect to any Capital Stock or other equity interest in Borrower, or any payment (whether in cash or other Property, but not securities), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock in Borrower or any option, warrant or other right to acquire any such Capital Stock in Borrower.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation, and any successor thereto.

“Schedule” as defined in Section 10.25(c).

“Scheduled Borrowing Base Determination” as defined in Section 2.16(a).

“Secured Parties” means and includes Administrative Agent, each Lender, and each Approved Counterparty under a Swap Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Shale Fund” means North American Shale Investment Fund, LP, a Delaware limited partnership.

“Shale Fund Investors” means the limited partners in the Shale Fund.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt and liabilities (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c)

such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SPE Definitions” means, with respect to any term, the definition thereof adopted by the Board of Directors, Society for Petroleum Engineers (SPE) Inc., March 1997 as updated in March 2007.

“Special Event” means a (a) Material Adverse Effect or (b) Material Adverse Change.

“Subject Area” means the Oil and Gas Properties now owned or hereafter acquired by any Credit Parties and any related areas, whether related by production, pooling, areas of mutual interest agreements, farmin or farmout agreements, by legal or governmental distinctions or areas being examined by any Credit Party for potential acquisition of Oil and Gas Properties.

“Subsequent Well Set” means each set of four (4) wells drilled and completed in the Eaglebine Area as part of the Development Project subsequent to Well Set 3.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a direct or indirect Subsidiary of Borrower.

“Swap” means any transaction under a Swap Agreement.

“Swap Agreement” means a financial contract whose value is derived from the performance of assets, interest rates, currency exchange rates, or indexes and including swaps, futures, options, caps, floors, collars, forwards, exchanges and various combinations thereof.

“Swap Net Cash Proceeds” means, with respect to any novation, assignment, unwinding, termination, or amendment of any hedge position or any other Swap Agreement by any Credit Party, Cash and Cash Equivalents received by any Credit Party in connection with such transaction after giving effect to any netting agreements.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

“Terrorism Laws” means any of the following (a) Executive Order 13224 issued by the President of the United States, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S.

Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), (e) the Patriot Act (as it may be subsequently codified), (f) all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and (g) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts or acts of war.

“Third Party Proceeds” means that portion, if any, of proceeds from the sale of Hydrocarbon production from Oil and Gas Properties attributable to the interest of any Person other than a Credit Party if the interest of such Credit Party therein is used in the calculation of Gross Proceeds of Production and if such proceeds are actually received by such Credit Party during any period for which Gross Proceeds of Production is calculated, (including but not limited to royalty interests, overriding royalty interests, net profits interests, production payments and other interests payable out of or measured by production), other than interests in the Oil and Gas Properties conveyed pursuant to the Equity Kicker Letter and each ORI Conveyance; provided, however, that the interest of such other Person is legally vested in such Person or the predecessors in interest to such Person at the time of the acquisition by such Credit Party of such interest.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Warrant Repurchase” means the repurchase by Borrower of the warrants previously issued by Borrower to Petro Capital XXV, LLC for an amount not to exceed $125,000.

“Well Set” means any of Well Set 1, Well Set 2, Well Set 3, or a Subsequent Well Set.

“Well Set Approval Request” means a written request by Borrower to Administrative Agent for consideration by the Lenders which requests approval of Loans to be made for a particular Well Set, which request shall, subject to compliance by Borrower and its Subsidiaries of any confidentiality on non-disclosure requirements to which Borrower and its Subsidiaries are subject, contain (a) all reserve, geologic, geophysical, title, financial and such other supporting information with respect to such Well Set that is available to Borrower and is reasonably requested by Administrative Agent in order to allow the Lenders to make an informed decision to approve or disapprove such Well Set, (b) a copy of the notice required by Article VI.B.1 of the Operating Agreement entered into in connection with the Eaglebine Agreement, and (c) a representation and warranty by Borrower that it has, or, upon approval of such Well Set Approval Request, will elect to participate in the Well Set covered by such Well Set Approval Request.

“Well Set 1” means the first four (4) wells drilled and completed in the Eaglebine Area as part of the Development Project.

“Well Set 2” means the four (4) wells drilled and completed in the Eaglebine Area as part of the Development Project immediately following Well Set 1.

“Well Set 3” means the four (4) wells drilled and completed in the Eaglebine Area as part of the Development Project immediately following Well Set 2.

1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Administrative Agent and/or the Lenders shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with reconciliation statements, if applicable). For purposes of determining compliance with the financial covenants contained in this Agreement, any election by Borrower to measure an item of Indebtedness using fair value (as permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

1.3 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

ARTICLE 2

LOANS

2.1 Commitment and Loans.

(a) Commitment. Each Lender severally agrees, on the terms and conditions set forth herein, to make Loans to Borrower during the period of time from and after the Closing Date up to the Advance Period Expiration Date, so long as the aggregate amount of such Lender’s Loans outstanding at any time does not exceed such Lender’s Commitment. Once borrowed, Borrower may not reborrow any amounts that have been repaid. The obligation of Borrower to repay the aggregate amount of all Loans made by the Lenders, together with interest accruing in connection therewith, shall be evidenced by this Agreement and the Notes (if any).

(b) Well Set Loans.

Each Lender’s obligation to make Loans in connection with the drilling and completion of wells comprising a Well Set is subject to the completion of the following requirements to the satisfaction of Administrative Agent in its sole discretion:

(A) If the proceeds of the proposed Loans are to be used for the funding of the drilling and completion of wells comprising a Well Set, then Borrower shall deliver a Well Set Approval Request to Administrative Agent for approval by the Required Lenders (which, prior to approval or disapproval by the Required Lenders, shall be supplemented with additional information of the type described in the definition of “Well Set Approval Request” as such information becomes available to Borrower); provided that, no such Well Set Approval Request is required to be submitted for Well Set 1 and such Well Set is hereby deemed approved. Administrative Agent shall promptly thereafter deliver copies of such Well Set Approval Request to the Lenders, and the Lenders shall have ten (10) Business Days (or such longer period as Borrower shall approve) to deliver in writing its approval or disapproval of such request (it being understood that such approval or disapproval is in the Lenders’ sole discretion and if the Required Lenders fail to respond within such time period, the Well Set Approval Request shall be deemed to have been disapproved). If the Well Set Approval Request is approved, then the Lenders shall, subject to clauses (B) and (D) below and the satisfaction of the conditions precedent set forth in Sections 3.1 and 3.2, as applicable, be obligated to fund all of the amounts required by Section 2.2 applicable to the four wells comprising such Well Set.

(B) On or after the delivery of the Well Set Approval Request, Borrower may deliver one or more Borrowing Requests for Loans to be made in connection with the Well Set covered by such Well Set Approval Request. Each Borrowing Request shall, in addition to the information required to be set forth therein, also be accompanied by AFEs, Joint Interest Billings (JIBs), invoices, and other information reasonably satisfactory to Administrative Agent to evidence or explain the expenditures for which the Loans covered by such Borrowing Request are requested, and to permit Administrative Agent to confirm that such expenditures are for the applicable Well Set to which such Borrowing Request relates. If the Well Set Approval Request to which such Borrowing Request relates has been approved pursuant to clause (A) above, and Borrower has satisfied the conditions precedent in Sections 3.1 and 3.2, as applicable, then the Lenders will advance the Loans covered by a Borrowing Request within fifteen (15) Business Days after receipt of such Borrowing Request and otherwise in accordance with Section 2.3. Notwithstanding the preceding sentence, Borrower may be permitted to submit a Borrowing Request on the Closing Date for the Loans to be made on the Closing Date and, subject to satisfaction or waiver in writing of the conditions set forth in Sections 3.1 and 3.2, the Lenders shall make such Loans on the Closing Date.

(C) To the extent that the making of any Loans under this Section 2.2(b) would cause the Effective Amount to exceed the Borrowing Base then in effect, then the Borrowing Base shall, effective as of the date of the making of such Loans, be increased to an amount equal to such increased Effective Amount.

(D) Notwithstanding the foregoing clause (A) above, (i) if a Well Set Approval Request is approved by the Required Lenders but Borrower fails to submit a Borrowing Request for the first well covered by the Well Set covered by such Well Set Approval Request on or prior to the date that is thirty (30) days after the date such Well Set Approval Request is approved (such date being the “Borrowing Deadline”), then from and after the Borrowing Deadline the Lenders shall no longer be obligated to fund any amounts in connection with such Well Set without the approval of the Required Lenders or (ii) if a Well Set Approval Request is approved by the Required Lenders but Borrower fails to spud all four wells comprising the Well Set covered by such Well Set Approval Request on or prior to the date that is six months after the date such Well Set Approval Request is approved (such date being the “Well Set Deadline”), then from and after the Well Set Deadline the Lenders shall no longer be obligated to fund any additional amounts in connection with such Well Set without the approval of the Required Lenders.

(c) Other Loans.

Each Lender’s obligation to make Loans that are not of the type covered by Section 2.1(b) above is subject to approval by Administrative Agent and the Required Lenders in their sole discretion of the proposed use of the Loans requested and completion of the following requirements to the satisfaction of Administrative Agent in its sole discretion:

(A) Borrower shall deliver a Borrowing Request for the proposed Loans together with information reasonably satisfactory to Administrative Agent to evidence or explain the purpose of such Loans.

(B) Upon approval of the Borrowing Request by the Required Lenders, the Lenders will advance the Loans covered by such Borrowing Request within fifteen (15) Business Days after receipt of such Borrowing Request and otherwise in accordance with Section 2.3. Notwithstanding the preceding sentence, the Borrower may be permitted to submit a Borrowing Request on the Closing Date for the Loans to be made on the Closing Date and, subject to satisfaction or waiver in writing of the conditions set forth in Sections 3.1 and 3.2, the Lenders shall make such Loans on the Closing Date.

Notwithstanding the foregoing, the Loans to be made on the Closing Date as provided in Section 2.2(a) are hereby approved and no further approvals are required (other than those required by Sections 3.1 and 3.2).

2.2 Use of Proceeds.

(a) Closing Date Fundings. The proceeds of the Loans made on the Closing Date shall be used only to:

(A) refinance the Assigned Indebtedness in an amount not to exceed $13,622,471.25;

(B) fund up to 50% of drilling and completion expenditures detailed in AFEs for Well Set 1 delivered on or prior to the Closing Date, the aggregate total of all of such drilling and completion expenditures for Well Set 1 not to exceed $10,000,000 per well, proportionately reduced to equal Borrower’s working interest in such well, which are incurred in connection with the Development Project; provided, however, that Administrative Agent, following written request from Borrower, may increase such amount in its sole discretion to fund up to 50% of cost overruns (and in the event of any such increase, Borrower shall fund the remaining amount of such cost overruns); and

(C) fund working capital, in an amount not to exceed $6,377,528.75; provided, however, that Administrative Agent, following written request from Borrower, may increase such amount in its sole discretion.

(b) Subsequent Fundings. The proceeds of any Loans made after the Closing Date and up to the Advance Period Expiration Date shall only be used to:

(A) fund up to 50% of drilling and completion expenditures detailed in AFEs for Well Set 1 not previously funded on the Closing Date pursuant to Section 2.2(a)(B), the aggregate total of all of such drilling and completion expenditures for Well Set 1 not to exceed $10,000,000 per well, proportionately reduced to equal Borrower’s working interest in such well, which are incurred in connection with the Development Project; provided, however, that Administrative Agent, following written request from Borrower, may increase such amount in its sole discretion to fund up to 50% of cost overruns (and in the event of any such increase, Borrower shall fund the remaining amount of such cost overruns);

(B) fund up to 75% of drilling and completion expenditures detailed in AFEs for the first and second wells of Well Set 2, the aggregate total of all of such drilling and completion expenditures not to exceed $8,000,000 per well, proportionately reduced to equal Borrower’s working interest in such well, and up to 90% of drilling and completion expenditures detailed in AFEs for the third and fourth wells of Well Set 2, the aggregate total of all of such drilling and completion expenditures not to exceed $8,000,000 per well, proportionately reduced to equal Borrower’s working interest in such well, all of which are incurred in connection with the Development Project; provided, however, that Administrative Agent, following written request from Borrower, may increase such amount in its sole discretion to fund up to 75% (in the case of the first and second wells of Well Set 2) and 90% (in the case of the third and fourth wells of Well Set 2) of cost overruns (and in the event of any such increase, Borrower shall fund the remaining amount of such cost overruns);

(C) fund up to 90% of drilling and completion expenditures detailed in AFEs for Well Set 3, the aggregate total of all of such drilling and completion expenditures not to exceed $8,000,000 per well, proportionately reduced to equal Borrower’s working interest in such well which are incurred in connection with the Development Project; provided, however, that Administrative Agent, following written request from Borrower, may increase such amount in its sole discretion to fund up to 90% of cost overruns (and in the event of any such increase, Borrower shall fund the remaining amount of such cost overruns);

(D) fund up to 90% of drilling and completion expenditures detailed in AFEs for each Subsequent Well Set, the aggregate total of all of such drilling and completion expenditures not to exceed $8,000,000 per well, proportionately reduced to equal Borrower’s working interest in such well, which are incurred in connection with the Development Project; provided, however, that Administrative Agent, following written request from Borrower, may increase such amount in its sole discretion to fund up to 90% of cost overruns (and in the event of any such increase, Borrower shall fund the remaining amount of such cost overruns); and

(E) fund other expenditures incurred in connection with the Development Project or otherwise approved by Administrative Agent based upon such information and documentation to be provided by Borrower as may be requested by Administrative Agent, but only for the amounts and purposes set forth in the applicable Borrowing Request.

2.3 Borrowing Mechanics for Loans.

(a) Subject to Sections 2.1(a), 2.1(b), 2.1(c), 3.1, 3.2 and 6.20, on each Credit Date each Lender shall make a Loan to Borrower in an aggregate principal amount equal to its Pro Rata Share for such Loan of the amount set forth in an approved Borrowing Request, which amount shall not exceed the then unutilized amount of such Lender’s Commitment.

(b) Each Lender shall make the amount of its Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, to an account designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from the Lenders to be credited to the Operating Account.

2.4 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares for such Loan, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder and no Commitment of any Lender shall be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the interest rate payable hereunder for Loans.

2.5 Evidence of Debt; Register; Notes.

(a) Register. Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of the Lenders, the Commitments, approved Borrowing Requests and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice; provided, however, that any Lender may only inspect the Register solely with respect to such Lender’s Commitment. Administrative Agent may record each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation is conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment, approved Borrowing Requests, or Borrower’s Obligations. Borrower hereby designates the entity serving as Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.5.

(b) Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note to evidence such Loan. This Agreement evidences the obligation of Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender at any time, Borrower agrees that it will prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more Notes in such form payable to the payee named therein (or to such payee and its registered assigns). Interest on each Note shall accrue and be due and payable as provided herein.

2.6 Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) at a rate equal to the Base Rate plus ten percent (10%) per annum.

(b) Interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan shall be included, and the date of payment of such Loan shall be excluded.

(c) Except as otherwise set forth herein, interest on each Loan shall be due and payable by Borrower monthly on each Monthly Date (regardless of whether or not funds are available from the Lockbox Account) commencing with the month following the Closing Date; provided that (i) if amounts in the Lockbox Account are sufficient to pay such interest on the Monthly Date in accordance with Section 2.9(b) such interest shall be paid from the Lockbox Account in accordance with Section 2.9(b), (ii) interest accrued pursuant to Section 2.7 shall be payable on demand and (iii) in the event of any prepayment of any Loan pursuant to Section 2.10, accrued interest on the principal amount prepaid shall be due and payable on the date of such prepayment.

2.7 Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate per annum equal to the Base Rate plus twelve percent (12%). Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.8 Fees.

(a) Borrower shall pay to Administrative Agent for its own account a Facility Fee in the amounts and at the times previously agreed upon in writing by Borrower and Administrative Agent including in the Fee Letter.

(b) Borrower shall pay to Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by Borrower and Administrative Agent including those fees set forth in the Fee Letter.

2.9 Repayment of Loans.

(a) Principal Repayment. The Principal Obligations are due and payable on each Principal Payment Date in installments equal to Principal Payment Amount for such Principal Payment Date, with a final payment due on the Maturity Date in an amount equal to all Principal Obligations then outstanding. In addition, on the date of the Eaglebine Sale, Borrower shall prepay the Loans by an amount equal to 20% of the gross proceeds from such sale that remain after deducting reasonable and documented transaction costs and expenses incurred and paid by Borrower in connection with the Eaglebine Sale. The prepayment required by the preceding sentence shall be applied to the Principal Obligations in the inverse order of their maturity.

(b) Payments from Lockbox Account. To the extent not otherwise paid by Borrower on or before each Monthly Date, Borrower shall repay all then due and payable Non-Principal Obligations through Administrative Agent disbursing such funds from the Lockbox Account. So long as no Default or Event of Default has occurred and is continuing, any funds that remain in the Lockbox Account after application of the foregoing payments (other than funds necessary to maintain the Interest Reserve (as defined in Section 5.17) and the interest due on the next Monthly Date) shall be disbursed on the 27th day of each month (or next Business Day if such 27th day is not a Business Day) to the Operating Account. Notwithstanding anything in this Agreement to the contrary, in no event shall the Interest Reserve plus an amount necessary to pay the interest due on the next Monthly Date be disbursed from the Lockbox Account without the consent of Administrative Agent.

(c) Notwithstanding anything herein to the contrary, if not paid prior thereto, Borrower hereby unconditionally promises to pay to Administrative Agent for the account of each Lender the then unpaid principal amount of such Lender’s Loans and the accrued and unpaid interest thereon and all unpaid fees and expenses and other amounts owing to Administrative Agent of any Lender related to this Agreement on the Maturity Date.

2.10 Optional Prepayments.

(a) Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, subject to prior notice in accordance with Section 2.10(b), provided that, Borrower shall also pay the Make-Whole Amount if any such prepayment (i) occurs prior to June 26, 2013 and (ii) results, when aggregated with any prior Loan prepayments, in Borrower prepaying greater than fifty percent (50%) of the maximum amount of the Principal Obligations outstanding at any time prior to the date of such prepayment.

(b) Borrower shall notify Administrative Agent in writing of any prepayment hereunder no later than 12:00 noon, New York City time, three (3) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Loan, Administrative Agent shall advise the Lenders of the contents thereof. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.6.

2.11 General Provisions Regarding Payments.

(a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without, recoupment, setoff, counterclaim or other defense free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due to Administrative Agent’s account in New York for the account of Lenders.

(b) Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(c) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Interest fees shall continue to accrue on any principal as to which a non conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate from the date such amount was due and payable until the date such amount is paid in full.

(d) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Administrative Agent hereunder in respect of any of the Obligations shall be applied in accordance with Section 8.2.

2.12 Ratable Sharing. Subject to the provisions of Section 2.15, the Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases to that extent shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.13 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.14 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than Taxes covered by Section 2.14) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder; provided, however, that Borrower shall not be obligated for the payment of any such additional amounts to the extent such costs accrued more than 180 days prior to the date Borrower was given such demand. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.13(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.13(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.14 Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable under any of the

Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment, is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment of all Indemnified Taxes, Administrative Agent or such Lender, as the case may be, receives on the due date and retains a net sum equal to what it would have received and retained had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after making any such deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to Administrative Agent of such deduction, withholding and payment and of the remittance thereof to the relevant taxing or other authority.

(c) Other Taxes. In addition, the Credit Parties shall pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. The Credit Parties shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(d) Indemnification. The Credit Parties shall indemnify Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid or incurred by such Administrative Agent or such Lender, as the case may be, relating to, arising out of, or in connection with any Credit Document or any payment or transaction contemplated hereby or thereby, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate from the relevant Lender or Administrative Agent, setting forth in reasonable detail the basis and calculation of such Indemnified Taxes shall be conclusive, absent manifest error.

(e) Evidence of Exemption From U.S. Withholding Tax. Each Non-U.S. Lender shall deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8IMY or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents or is subject to deduction or withholding at a reduced rate, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8ECI pursuant to clause (i) above, a Certificate Regarding Non Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.14(e) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8IMY or W-8ECI, or a Certificate Regarding Non Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents or is subject to deduction or withholding at a reduced rate, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence. In addition, any Lender, if requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Nothing in this Section 2.14 shall be construed to require a Lender, Administrative Agent or Participant to provide any forms or documentation that it is not legally entitled to provide.

(f) In the case of a Lender that would be subject to withholding tax imposed by FATCA on payments made hereunder or under the other Credit Documents if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall provide such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from any such payments.

2.15 Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender, other than at the direction or request of any regulatory agency or authority, defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Loan (a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents except as provided in the next sentence; and (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Loans shall, if Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the Loan Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Loans shall automatically be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b). No Commitment of any Lender shall be extended, increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.15, performance by Borrower of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.15. The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies which Borrower may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

2.16 Borrowing Base Determinations, Mandatory Prepayments of Loans.

(a) Scheduled Borrowing Base Determinations. Subject to Section 2.16(c), at all times prior to the Maturity Date the Effective Amount shall not exceed the Borrowing Base then in effect (it being understood that failure to comply with this sentence shall not constitute a Default or Event of Default, but instead the Borrower shall be subject to the requirements of such Section 2.16(c)). The initial Borrowing Base hereunder shall be $30,000,000.00 until redetermined as set forth on Appendix A and this Section 2.16 (each, a “Scheduled Borrowing Base Determination”). The Borrowing Base shall be redetermined by Administrative Agent and the Lenders in their sole discretion, and effective as of the date set forth in such notice of redetermination. The Borrowing Base shall represent the determination by Administrative Agent and the Lenders, in their sole discretion, of the loan value assigned to the proved Oil and Gas Properties evaluated in the most recently delivered Reserve Report and such other credit factors (including without limitation the assets, liabilities, cash flow, current Swap Agreements, business, properties, prospects, management and ownership of the Credit Parties) which Administrative Agent and the Lenders in their sole discretion deem significant. In connection with each redetermination of the Borrowing Base, Administrative Agent shall recommend to the Lenders a new Borrowing Base and Administrative Agent and the Lenders in their sole discretion shall (by unanimous agreement in the case of Borrowing Base increases and by agreement of Administrative Agent and the Required Lenders in the case of no change or decreases in the Borrowing Base) establish the redetermined Borrowing Base. If Administrative Agent and all the Lenders (for an increase) or Administrative Agent and the Required Lenders (for no change or a decrease), as the case may be, cannot agree on a Borrowing Base amount, the amount shall remain unchanged until such time as Administrative Agent and all Lenders (for an increase) or Administrative Agent and the Required Lenders (for no change or a decrease), as the case may be, can agree on a new Borrowing Base amount. Such redetermination shall be given by notice to Borrower by the dates specified on Appendix A, or as soon thereafter as is reasonably practicable. If Borrower does not furnish the Reserve Reports or all such other information and data by the date required, Administrative Agent and the Lenders may nonetheless determine a new Borrowing Base. Notwithstanding any of the foregoing and unless a Special Event has occurred and is continuing, (i) there shall be no Scheduled Borrowing Base Determination until the first anniversary of the Closing Date and (ii) no Scheduled Borrowing Base Determination shall cause Borrower to not receive Committed Well Set Funds.

(b) Administrative Agent and Lenders’ Discretion. Administrative Agent and the Lenders shall have no obligation to determine the Borrowing Base at any particular amount, either in relation to the Maximum Loan Amount or otherwise. Furthermore, Borrower acknowledges that Administrative Agent and the Lenders have no obligation to increase the Borrowing Base and may reduce the Borrowing Base in accordance with Section 2.16(a), in either case, at any time pursuant to Section 2.16(a) and (d) or as a result of any circumstance and that any increase in the Borrowing Base is subject to the sole discretion of each of Administrative Agent and the Lenders.

(c) Mandatory Prepayments of Loans. If after giving effect to any Borrowing Base redetermination, the Effective Amount shall exceed the Borrowing Base, then Borrower shall, within thirty (30) days after notice by Administrative Agent to Borrower, exercise either one or a combination of the following: (i) prepay the amount by which the Effective Amount exceeds the Borrowing Base on such date; or (ii) prepay the amount by which the Effective Amount exceeds the Borrowing Base in four (4) equal successive monthly payments commencing sixty (60) days following Administrative Agent’s notice to Borrower; or (iii) provide a Reserve Report prepared by an independent engineer and reasonably acceptable to Administrative Agent covering additional unencumbered assets not previously evaluated in the most recently delivered Reserve Report having sufficient value and character (as determined by Administrative Agent and the Required Lenders in their sole and absolute discretion) that when added to the Collateral will cause the Borrowing Base to equal or exceed the Effective Amount and within fifteen (15) days after notification of its election to exercise such option grant a Lien on such assets.

(d) Special Borrowing Base Determination. In addition to Scheduled Borrowing Base Determinations pursuant to Section 2.16(a), Administrative Agent and Borrower may each request a special redetermination once between each April 30 and the following October 31 and between each October 31 and the following April 30 (“Special Borrowing Base Determination”). In the event Borrower requests a Special Borrowing Base Determination, Borrower shall deliver written notice of such request to Administrative Agent with sufficient copies for each Lender which shall include: (i) Reserve Report(s) prepared by an Approved Petroleum Engineer as of a date not more than thirty (30) calendar days prior to the date of such request (provided, however, that upon consent of Administrative Agent in its sole discretion, such Reserve Report may be an internally prepared Reserve Report), (ii) such other information as Administrative Agent shall reasonably request, and (iii) the amount of the Borrowing Base requested by Borrower to become effective. Likewise, in the event Administrative Agent exercises its option for a Special Borrowing Base Determination, upon written request and notification by Administrative Agent to Borrower, Borrower shall furnish the information described above within thirty (30) days of such request. Administrative Agent and the Lenders shall redetermine the Borrowing Base in accordance with the procedures set forth in Section 2.16(a), which redetermined Borrowing Base shall then be the effective Borrowing Base until further redetermination or adjustment. Notwithstanding any of the foregoing and unless a Special Event has occurred and is continuing, (i) there shall be no Special Borrowing Base Determination requested by the Administrative Agent until the first anniversary of the Closing Date and (ii) no Special Borrowing Base Determination shall cause Borrower to not receive Committed Well Set Funds.

(e) Other Borrowing Base Adjustments. In the event any advance of Loans approved for Well Set 1 pursuant to Section 2.2(a)(B) and Section 2.2(b)(A), Well Set 2 pursuant Section 2.2(b)(B), Wells Set 3 pursuant to Section 2.2(b)(C), or any Subsequent Well Set pursuant to Section 2.2(b)(D) causes the Committed Well Set Funds to be advanced at such time to exceed the Available Amount, then the Borrowing Base shall be automatically increased to an amount necessary to cause such advance not to exceed the Available Amount. Notwithstanding anything in this Agreement to the contrary, in no event shall the foregoing adjustment pursuant to this Section 2.16(e) permit the amount of Loans advanced hereunder, without giving effect to any repayment, to exceed the Maximum Loan Amount. For the avoidance of doubt, upon the occurrence of any prepayment or repayment of Loans under this Agreement, the Borrowing Base shall be reduced by the amount of such prepayment or repayment; provided, however, that, notwithstanding anything in this Agreement to the contrary, no such reduction shall result in Borrower not receiving funds relating to a Well Set Approval Request that has been approved pursuant to Section2.1(b)(A).

ARTICLE 3

CONDITIONS PRECEDENT

3.1 Closing Date. The obligation of each Lender to make any Loan on the Closing Date is subject to the satisfaction, or waiver by Administrative Agent and the Required Lenders, or the Lenders, as applicable, in accordance with Section 10.5 in their sole and absolute discretion of the following conditions on or before the Closing Date:

(a) Credit Documents, etc. Administrative Agent shall have received sufficient copies of each Credit Document duly executed and delivered by each applicable Credit Party and each Lender, to which it is a party.

(b) Related Agreements. Administrative Agent shall have received an executed copy of each Related Agreement (other than the Mineral Interest Conveyance Documents) and all schedules, exhibits and annexes thereto.

(c) Organizational Documents; Incumbency. Administrative Agent shall have received (i) sufficient copies of each Organizational Document of each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents executed on the date hereof to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date.

(d) Organizational and Capital Structure. The organizational structure and capital structure of the Credit Parties shall be as set forth on Schedule 4.2 and Schedule 4.3. Administrative Agent shall have received evidence reasonably satisfactory to it that (i) the Management Holders own not less than fifty-one percent (51%) of the issued and outstanding Capital Stock of Borrower and (ii) concurrent with the closing of this Agreement, no Credit Party owns any equity interest in ENEXP, LP, a Texas limited partnership or have any contractual liabilities (other than contractual liabilities arising under the Limited Partnership Agreement of ENEXP, LP) with respect to such entity (for the avoidance of doubt, Borrower is permitted to dispose of such equity interest and make, in connection with the disposition of such equity interest, a one-time payment of up to $150,000 to the Management Holders for the purpose of paying litigation costs of such entity).

(e) Borrowing Request. Administrative Agent shall have received an executed Borrowing Request.

(f) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and the Related Agreements and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(g) Title and First Priority Lien on Oil and Gas Properties. Subject to Section 3.3(a), satisfactory review of title information to evidence Marketable Title with respect to the Oil and Gas Properties of the Credit Parties. In order to create in favor of Administrative Agent, for the benefit of the Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest on such Oil and Gas Properties of the Credit Parties as Administrative Agent may request, and Administrative Agent shall have received from each Credit Party, as applicable:

(A) The Assignment of Liens, duly executed and notarized and in proper form and sufficient counterparts for recording in all appropriate places in all applicable jurisdictions;

(B) The Mortgages, executed and notarized and in proper form and sufficient counterparts for recording in all appropriate places in all applicable jurisdictions, encumbering such Oil and Gas Properties; and

(C) Direction Letters signed by each applicable Credit Party addressed to purchasers of such Credit Party’s production for such Oil and Gas Properties directing all proceeds to be paid into the Lockbox Account.

(h) Personal Property Collateral. In order to create in favor of Administrative Agent, for the benefit of the Secured Parties, a valid, perfected First Priority security interest in all personal property of the Credit Parties subject to Article 8 and 9 of the UCC (except for Excluded Assets (as defined in the Pledge and Security Agreement)), Administrative Agent shall have received from each Credit Party, as applicable:

(A) evidence satisfactory to Administrative Agent of the compliance by each Credit Party of its respective obligations under the Collateral Documents to which it is a party (including its obligations to deliver originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(B) A completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person reasonably satisfactory to Administrative Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC statements (or similar documents) for filing in all applicable jurisdictions as may be necessary to (i) terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens) and (ii) assign any effective UCC financing statements with respect to the Assigned Indebtedness;

(C) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Administrative Agent.

(i) Environmental Reports. Administrative Agent shall have received reports and other information, in form, scope and substance reasonably satisfactory to Administrative Agent, regarding environmental matters relating to the Oil and Gas Properties of the Credit Parties.

(j) Financial Statements; Projections; Accounts Payable. Lenders shall have received from Borrower the Pro Forma Balance Sheet, Borrower’s audited financial statements dated December 31, 2011, Borrower’s unaudited financial statements dated April 30, 2012, the Projections and a detailed schedule of Borrower’s accounts payable, including, without limitation, Borrower’s future lease payments.

(k) Evidence of Insurance. Subject to Section 3.3(c), Administrative Agent shall have received certified copies of all insurance policies and a certificate from Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Administrative Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(l) Opinions of Counsel to Credit Parties. Administrative Agent shall have received originally executed copies of the favorable written opinions of counsel for the Credit Parties and the favorable written opinions of local counsel for the Credit Parties in each jurisdiction in which any Credit Party is a registered organization under the UCC or required to grant a Mortgage, each dated as of the Closing Date and covering such matters as Administrative Agent may reasonably request and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Administrative Agent and Lenders).

(m) Fees. Borrower shall have paid all reasonable and documented fees and other amounts due and payable on the Closing Date (including the reasonable and documented fees and expenses of consultants and legal counsel).

(n) Closing Date Certificate. Borrower shall have delivered to Administrative Agent a Closing Date Certificate, together with all attachments thereto.

(o) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs any of the transactions contemplated by the Credit Documents, or that could reasonably be expected to have a Material Adverse Effect.

(p) Due Diligence. Other than changes occurring in the ordinary course of business, no information or materials are or should have been available to any Credit Party as of the Closing Date that are materially inconsistent with the material previously provided to Administrative Agent for its due diligence review of the Credit Parties. Administrative Agent shall be satisfied with all agreements relating to the Oil and Gas Properties of the Credit Parties, including operating agreements, marketing agreements, transportation agreements and processing agreements. Administrative Agent shall be satisfied with the potential plugging and abandonment liabilities associated with the Oil and Gas Properties of the Credit Parties, including the bonding or collateralization obligations of the Credit Parties associated therewith. Administrative Agent shall be satisfied with the results of complete background checks on management.

(q) No Material Adverse Effect. Since January 1, 2012, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(r) ORI Documents. Administrative Agent shall have received from Borrower duly executed counterparts of the Equity Kicker Letter and the ORI Conveyance.

(s) Equity Investment. Administrative Agent shall have received evidence satisfactory to it that Borrower has deposited into the Equity Account an amount equal to the positive difference between (i) $11,000,000 minus (ii) 50% of the amounts paid by the Credit Parties or their Affiliates in respect of the Well Sets on or before the Closing Date.

(t) Other Documentation. Administrative Agent shall have received all other documents and instruments which Administrative Agent may reasonably request.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by the Required Lenders or Lenders, as applicable on the Closing Date.

3.2 Conditions to Each Credit Extension. The obligation of each Lender to make any Loan on any Credit Date, including the Closing Date, is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(a) the Loans requested on such Credit Date shall not exceed the aggregate Commitments for the Lenders;

(b) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date;

(c) Administrative Agent shall have approved the proposed Loan, in its sole discretion, and the use of proceeds thereunder to fund the Development Project as detailed in AFEs, joint interest billings, invoices and other documentation submitted with the relevant Borrowing Request, in detail and substance satisfactory to Administrative Agent in its sole discretion;

(d) as of such Credit Date, no event shall have occurred and be continuing or would result from the extension of credit hereunder or the Liens on the Collateral that would constitute an Event of Default or a Default or a Material Adverse Effect;

(e) in the event any Loans made on such Credit Date fund drilling and completion expenditures pursuant to Sections 2.1(b) or 2.1(c), Administrative Agent shall have received from Borrower duly executed counterparts of the ORI Conveyance required under the Equity Kicker Letter; and

(f) in the event of any acquisition of Oil and Gas Properties funded, in whole or in part, by Loans made on such Credit Date, Administrative Agent shall: (i) be satisfied that, other than payment of the purchase price thereunder, Borrower and all other parties to such acquisition of Oil and Gas Properties, shall have satisfied all conditions precedent to such acquisition (except such conditions precedent that are waived with the consent of Administrative Agent), (ii) have received duly executed lien releases and UCC termination statements for all properties to be acquired pursuant to such acquisition, in form and substance reasonably satisfactory to Administrative Agent, (iii) have received satisfactory title information sufficient to, in Administrative Agent’s sole discretion, provide evidence of Marketable Title with respect to the Oil and Gas Properties to be acquired pursuant to such acquisition, (iv) have received a certificate from an Authorized Officer of Borrower certifying that Borrower or the applicable Credit Party is concurrently consummating such acquisition in accordance with all applicable laws and the terms of the acquisition documents and is acquiring all of the Oil and Gas Properties contemplated by such acquisition documents with an exhibit attached to such certificate representing the Oil and Gas Properties to be acquired by Borrower or the applicable Credit Party on such Credit Date and (v) if such Credit Date is a Collateral Addition Date, Administrative Agent shall have received from Borrower or the applicable Credit Party duly executed counterparts of or supplements to the Collateral Documents in connection with the Oil and Gas Properties to be acquired.

Administrative Agent or any Lender shall be entitled, but not obligated to, request and receive, prior to the making of any Loan, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of Administrative Agent or such Lender such request is warranted under the circumstances.

3.3 Post-Closing Conditions to Each Credit Extension. The obligation of each Lender to make any Loan on any Credit Date (other than the Closing Date), is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following post-closing conditions:

(a) Within fifteen (15) Business Days after the Closing Date, satisfactory review by Administrative Agent of title information to evidence Marketable Title with respect to the Oil and Gas Properties of the Credit Parties in the DJ Basin Area;

(b) On the date of the consummation of the Equity Transaction, Parent, ENEXP Operating, and ENEXP Operating GP shall become a party to the Guaranty Agreement and Pledge and Security Agreement and executed other documents described in Section 3.1 as requested by Administrative Agent; and

(c) To the extent not satisfied by Borrower on or prior to the Closing Date pursuant to Section 3.1(k), within thirty (30) days after the Closing Date, Administrative Agent shall have received certified copies of all insurance policies and a certificate from Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Administrative Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

In order to induce Administrative Agent and the Lenders to enter into this Agreement and to make each Loan to be made thereby, Borrower hereby represents and warrants to Administrative Agent and each Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct:

4.1 No Default. No event has occurred and is continuing which constitutes a Default.

4.2 Organization; Requisite Power and Authority; Qualification. Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, which as of the Closing Date is as identified in Schedule 4.2, (b) has all requisite power and authority to own its Properties, to operate its Oil and Gas Properties for which it is the operator, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby and to make the borrowings hereunder, and (c) is qualified to do business and in good standing in every jurisdiction where its real property assets are located and wherever necessary to carry out its business and operations, which as of the Closing Date is as identified in Schedule 4.2.

4.3 Capital Stock and Ownership. The Capital Stock of Borrower has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.3, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower is a party requiring, and there is no membership interest or other Capital Stock of Borrower outstanding which upon conversion or exchange would require, the issuance by Borrower of any additional membership interests or other Capital Stock of Borrower or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Borrower. Schedule 4.3 sets forth a true, complete and correct list as of the Closing Date of the name of each Credit Party and indicates its ownership (by holder and percentage interest) and type of entity, and the number and class of authorized and issued Capital Stock of such Credit Party as of the Closing Date. Except as set forth on Schedule 4.3, as of the Closing Date, the Credit Parties have no Subsidiaries and have no equity investments in any other entities.

4.4 Due Authorization. The execution, delivery and performance of the Credit Documents and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.5 No Conflict. The execution, delivery and performance by the Credit Parties of the Credit Documents to which such Credit Party is a party and the consummation of the transactions contemplated by the Credit Documents by such Credit Party thereto do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to such Credit Party, any of the Organizational Documents of any Credit Party, or any order, judgment or decree of any court or other agency of government binding on any Credit Party; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Credit Party; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Credit Party (other than Permitted Liens); (d) result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to such Credit Party’s operations or any Credit Party’s Properties or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of such Credit Party, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in Schedule 4.5, and except (in any case under the preceding clauses (a), (b), (d) and (e) herein) where such violation, conflict, result or requirement, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.6 Governmental Consents. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents to which such Credit Party is a party do not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (a) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Administrative Agent for filing and/or recordation, as of the Closing Date, (b) filings necessary to maintain perfection of the Collateral, (c) routine filings related to such Credit Party and the operating of its business, and (d) such filings as may be necessary in connection with the Administrative Agent’s or the Lenders’, as the case may be, exercise of remedies hereunder.

4.7 Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought in equity or at law).

4.8 Financial Information. The unaudited pro forma balance sheet of Borrower as at Closing Date (including the notes thereto) (the “Pro Forma Balance Sheet”), a copy of which has heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to the Loans to be made on the Closing Date and the use of proceeds thereof and the payment of fees and expenses in connection with the foregoing in accordance with GAAP. The Pro Forma Balance Sheet has been prepared based on the best information available to Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the financial position of Borrower as at May 31, 2012, assuming that the events specified in the preceding sentence had actually occurred at such date. As of the Closing Date, Borrower has no contingent liability or liability for taxes, long term lease or unusual forward or long term commitment including under any farmin, exploration or other development agreement which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower. Borrower’s audited financial statements dated January 1, 2012, and Borrower’s unaudited financial statements dated April 30, 2012, copies of which have heretofore been furnished to each Lender, have been prepared in accordance with GAAP.

4.9 Projections. On and as of the Closing Date, the projections of Borrower for the period of Fiscal Year 2012 through and including Fiscal Year 2013, including monthly projections for each month during the Fiscal Year in which the Closing Date takes place (the “Projections”), are based on good faith estimates and assumptions made by the management of Borrower and as of the Closing Date, management of Borrower believed that the Projections are reasonable and attainable (it being understood that estimates are subject to significant uncertainties and contingencies, that no assurances can be given that any projections will be attained and that variances from actual results may be material).

4.10 No Material Adverse Change. As of the Closing Date there has been no development or event that has had or could reasonably be expected to cause the actual result of operations or prospects of the Credit Parties to materially and adversely deviate from the results forecasted in the Projections.

4.11 Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that (a) relate to any Credit Document or the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect. No Credit Party is (i) in violation of any applicable laws, or (ii) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, except in each case as could not reasonably be expected to have a Material Adverse Effect.

4.12 Payment of Taxes. Except as otherwise permitted under Section 5.3, all tax returns and reports of the Credit Parties required to be filed have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Credit Parties and upon their properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Borrower knows of no proposed tax assessment against any Credit Party which is not being actively contested by such Credit Party, as applicable, in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. Borrower is, and has been since its inception, treated as an association taxed as a corporation for federal income tax purposes.

4.13 Properties; Titles, etc.

(a) Each Credit Party has good and Marketable Title to its Oil and Gas Properties and good title to all its personal Properties (or a valid leasehold interest with respect to all leasehold interests in other real or personal property), in each case, free and clear of all Liens other than Permitted Liens. After giving full effect to the Permitted Liens, the Credit Parties, taken as a whole, own a working interest and net revenue interest in production attributable to the Hydrocarbon Interests as reflected on Schedule 4.13 which, in the event a Reserve Report has been delivered pursuant to this Agreement, is consistent with the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Credit Parties to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of its working interest in each Property on Schedule 4.13 that is not offset by a corresponding proportionate increase in the Credit Parties’ net revenue interest in such Property.

(b) Each Credit Party’s Oil and Gas leases and other material leases and agreements necessary for the conduct of the business of such Credit Party are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, except for such defaults, events, or circumstances which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c) For each Credit Party’s Oil and Gas Properties where such Credit Party, or an Affiliate, is the operator, the rights and such Properties presently owned, leased or licensed by such Credit Party including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit such Credit Party, or such Affiliate, to conduct its business for such Properties. To Borrower’s Knowledge, for each Credit Party’s Oil and Gas Properties where another party is the operator, the rights and such Properties presently owned, leased or licensed by such Credit Party, or such operator, including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit such Credit Party, or such operator, to conduct its business for such Properties.

(d) Except as set forth on Schedule 4.13, there are no preferential rights to purchase or consents to assign affecting any Credit Party’s Oil and Gas Properties that would be triggered by any Credit Party granting any Lien in any Collateral Document or making any ORI Conveyance.

4.14 Maintenance of Properties. Each Credit Party has, or in respect of non-operated Oil and Gas Properties has caused the operator to have, maintained, operated and developed in a good and workmanlike manner the Oil and Gas Properties of such Credit Party, except as could not reasonably be expected to have a Material Adverse Effect, in conformity with all Government Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of such Credit Party. Specifically in connection with the foregoing, and except as in each case could not reasonably be expected to have a Material Adverse Effect, (i) no Oil and Gas Property of any Credit Party is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties of any Credit Party is deviated from the vertical more than the maximum permitted by Government Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties.

4.15 Gas Imbalances, Prepayments. Except as set forth on Schedule 4.15 or as reflected in the most recently delivered Reserve Report, or the certificate delivered therewith, on a net basis there are no gas imbalances (other than those imbalances which (a) occur in the ordinary course of business and (b) do not, in the aggregate exceed 2% of the value of the proven developed producing natural gas reserves shown in the most recently delivered Reserve Report), take or pay or other prepayments which would require the Credit Parties, to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor. Except as set forth in Schedule 4.15, no Oil and Gas Property of any Credit Party is subject to any “take or pay”, gas imbalances or other similar arrangement (i) which can be satisfied in whole or in part by the production or transportation of gas from other properties or (ii) as a result of which production from any Oil and Gas Property of any Credit Party may be required to be delivered to one or more third parties without payment (or without full payment) therefor as a result of payments made, or other actions taken, with respect to other properties. No Oil and Gas Property of any Credit Party is subject at the present time to any regulatory refund obligation and, to the best of Borrower’s knowledge, no facts exist which might cause the same to be imposed.

4.16 Environmental Matters. Except for such matters as set forth on Schedule 4.16 or as reasonably could not reasonably be expected to have a Material Adverse Effect:

(a) the Oil and Gas Properties of each Credit Party and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws;

(b) each Credit Party has obtained all Environmental Permits required for its operations and that of its Properties, with all such Environmental Permits being currently in full force and effect, and no Credit Party has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c) there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to any Credit Party’s knowledge, threatened against any Credit Party or any of the Oil and Gas Properties of any Credit Party or as a result of any operations at such Properties;

(d) there has been no Release or, to Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from any Credit Party’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property;

(e) no Credit Party has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite such Credit Party’s Properties and, to Borrower’s knowledge, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice;

(f) there has been no exposure of any Person or property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Oil and Gas Properties of any Credit Party that would reasonably be expected to form the basis for a claim for damages or compensation and, to Borrower’s knowledge, there are no conditions or circumstances that would reasonably be expected to result in the receipt of notice regarding such exposure; and

(g) each Credit Party has provided to the Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in such Credit Party’s possession or control and relating to Oil and Gas Properties of such Credit Party or operations thereon.

4.17 No Defaults. No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its material Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default. No condition exists which would require a Credit Party to repurchase, redeem, prepay, or defease (or the segregation of funds with respect to any of the foregoing) in connection with any indenture, note, credit agreement or instrument pursuant to which any Indebtedness is outstanding or by which such Credit Party or any of their Properties is bound.

4.18 Material Contracts; Operating Agreements. Schedule 4.18(a) contains a true, correct and complete list of all the Material Contracts (other than oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases) and Operating Agreements of the Credit Parties in effect on the Closing Date. On the Closing Date, all Material Contracts and the Operating Agreements are in full force and effect and no defaults of any Credit Party party thereto or, to Borrower’s knowledge, of any other party thereto, currently exist thereunder (other than as described in Schedule 4.18(a)). Schedule 4.18(b) contains a true, correct and complete list of all the Material Contracts (other than oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases) and Operating Agreements requiring consent from the counterparty thereto, or payment of any fee or sum to the counterparty thereto, prior to an assignment to Administrative Agent or a Lender pursuant to a foreclosure action or that would otherwise prohibit, restrict or hinder Administrative Agent or the Lenders, or any successor in interest to Administrative Agent or any Lender, from foreclosing upon such contract or agreement.

4.19 Governmental Regulation. No Credit Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Credit Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.20 Margin Stock. No Credit Party is engaged in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made hereunder will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.21 Employee Matters. No Credit Party or its employees, agents and representatives have committed any material unfair labor practice as defined in the National Labor Relations Act. There has not been and is (a) no unfair labor practice charge or complaint pending against any Credit Party, or to the best knowledge of Borrower, threatened against any Credit Party, before the National Labor Relations Board or any other Governmental Authority and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement or similar agreement that is so pending against any Credit Party or to the best knowledge of Borrower, threatened against any Credit Party, (b) no labor dispute, strike, lockout, slowdown or work stoppage in existence or, to Borrower’s Knowledge, threatened against, involving or affecting any Credit Party, (c) no labor union, labor organization, trade union or works council that represents or claims to represent any Credit Party’s employees, and none have made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other Governmental Authority, (d) no union representation question existing with respect to any of the employees of any Credit Party and no labor union organizing activity with respect to any employees of any Credit Party that is taking place, to Borrower’s Knowledge, and (e) no settlement agreement, order, conciliation agreement, letter of commitment, deficiency letter, decision, awards finding or consent decree with any present or former employee or applicant for employment, labor union or other employee representative, or any governmental agency or arbitrator relating to claims of unfair labor practices, employment discrimination, or other claims with respect to employment or labor practices and policies.

4.22 Employee Benefit Plans. Borrower and its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code either (i) is a prototype plan entitled to rely on the opinion letter issued by the IRS as to the qualified status of such plan under Section 401 of the Code to the extent provided in Revenue Procedure 2005-16, or (ii) has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments) or the Internal Revenue Service has been or is expected to be incurred by Borrower or any of its ERISA Affiliates with respect to any Employee Benefit Plan except as could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, or otherwise funded entirely by the participants thereof, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower or any of its ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower or any of its ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan by $100,000.00. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower and its ERISA Affiliates for a complete or partial withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete or partial withdrawal from all Multiemployer Plans, is an amount that could not reasonably be expected to exceed $50,000.00. Borrower and each ERISA Affiliate of Borrower have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.23 Certain Fees. No broker’s or finder’s fee or commission, other than those set forth on Schedule 4.23, will be payable with respect hereto or any of the transactions contemplated hereby.

4.24 Solvency. Each Credit Party is and, after giving effect to any Loan by such Credit Party on any date on which this representation and warranty is made, will be, Solvent.

4.25 Compliance with Statutes, etc. Each Credit Party is in compliance with its Organizational Documents and in all material respects with all material applicable Governmental Requirements in respect of the conduct of its business and the ownership of its property.

4.26 Disclosure. No representation or warranty of any Credit Party contained in any Credit Document and none of the reports, financial statements or other documents, certificates or written statements furnished to Lenders by or on behalf of Borrower for use in connection with the transactions contemplated hereby or by any Credit Document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading as of the time when made or delivered in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be fair and accurate at the time made.

There are no agreements, instruments and corporate or other restrictions to which any Credit Party is subject that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby (it being understood that estimates are subject to significant uncertainties and contingencies, that no assurances can be given that any projections will be attained and that variances from actual results may be material).

4.27 Terrorism Laws.

(a) Each Credit Party is in compliance, in all material respects, with the Terrorism Laws.

(b) No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(c) No part of the proceeds from the making of Loans hereunder will be used, directly or indirectly, (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practice Act of 1977, as amended, assuming in all cases that such Act applies to Borrower or (ii) in connection with any investment in, or any transactions or dealings with, any Blocked Person.

(d) To Borrower’s actual knowledge after making due inquiry, no Credit Party (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.

(e) Borrower has taken reasonable measures appropriate to the circumstances to ensure that Borrower and each other Credit Party is and will continue to be in compliance with all current and future Anti-Money Laundering Laws and anti-corruption laws and regulations that are applicable to (i) Borrower or such Credit Party or (ii) any holder of the Obligations under this Credit Agreement or a Note that could be affected by the failure of Borrower or any Credit Party to comply with any such Anti-Money Laundering Laws or any anti-corruption laws and regulations.

4.28 Insurance. The properties of each Credit Party are adequately insured with financially sound and reputable insurers and in such amounts, with such deductibles and covering such risks and otherwise on terms and conditions as are customarily carried or maintained by Persons of established reputation of similar size and engaged in similar businesses and such insurance complies with the requirements of an Operating Agreement and of Section 5.5. Schedule 4.28 sets forth a list of all insurance maintained by or on behalf of each Credit Party as of the Closing Date. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all Governmental Requirements and all agreements to which any Credit Party is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage for the assets and operations of such Credit Party in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business; will remain in full force and effect through the respective dates set forth in Schedule 4.28 without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement and the Credit Documents. No Credit Party has been refused any insurance with respect to its assets or operations, nor has it been limited below usual and customary policy limits, by an insurance carrier to which it has applied for any insurance or with which it has carried insurance during the last three years. Administrative Agent has been named as additional insured in respect of such liability insurance policies and Administrative Agent has been named as loss payee with respect to property loss insurance.

4.29 Security Interest in Collateral. The provisions of this Agreement and the Collateral Documents create legal and valid Liens on all the Collateral in favor of Administrative Agent, for the benefit of the Secured Parties, and in the case of Collateral which may be perfected by filing a financing statement, when financing statements in appropriate form are filed in the appropriate office, such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Credit Party and all third parties, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought in equity or at law), and having priority over all other Liens on the Collateral except in the case of Excepted Liens, to the extent any such Excepted Liens would have priority over the Liens in favor of Administrative Agent pursuant to any applicable law.

4.30 Affiliate Transactions. Except as set forth on Schedule 6.9, as of the date of this Agreement, the Credit Parties are in compliance with the requirements of Section 6.9. Each Affiliate of a Credit Party who is an operator under any Operating Agreement shall have executed and delivered a subordination agreement to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent.

4.31 Permits, etc. Each Credit Party has and is in compliance with, all Governmental Authorizations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such Governmental Authorization, and there is no claim that any thereof is not in full force and effect. No such lack of compliance described in the first sentence of this paragraph, and no such condition or event (and subsequent suspension, revocation, impairment, forfeiture or non-renewal) described in the second sentence of this paragraph may result in a decrease in production.

4.32 Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 4.32, and thereafter either disclosed in writing to Administrative Agent or included in the most recently delivered Reserve Report and approved by Administrative Agent (with respect to all of which contracts Borrower represents that it or, the Credit Party party thereto, is receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist that are not cancelable on 60 days notice or less without penalty or detriment for the sale of production from any Credit Party’s Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (i) pertain to the sale of production at a fixed price and (ii) have a maturity or expiry date of longer than six (6) months from the Closing Date. No proceeds from the sale of any Credit Party’s interests in Hydrocarbons from its Oil and Gas Properties are currently being held in suspense by such purchaser or any other Person. Except as set forth in Schedule 4.32, none of the Oil and Gas Properties of any Credit Party are subject to any contractual or other arrangement whereby payment for production therefrom is to be deferred for a substantial period of time after the month in which such production is delivered (i.e., in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days). No production is being sold after the Closing Date except to purchasers of production who have been instructed to pay proceeds thereof to the Lockbox Account.

4.33 Names and Places of Business. Each Credit Party has not, during the five years preceding the Closing Date, had, been known by, or used any other trade or fictitious name, except as disclosed in Schedule 4.33. The chief executive office and principal place of business of each Credit Party as of the Closing Date is located at the address of Borrower set out in Schedule 4.33. Except as indicated in Schedule 4.33, no Credit Party has had any other office or place of business prior to the Closing Date. Each Credit Party’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and Federal Taxpayer Identification Number is stated on Schedule 4.33 (or as set forth in a notice delivered pursuant to this Agreement).

4.34 Improved Real Estate. The Collateral does not include any “buildings” (as defined under Section 4000 et. seq. of the National Flood Insurance Reform Act of 1994, as amended) that are necessary to operating such Collateral for the exploration and production of oil and gas.

4.35 Assigned Indebtedness. There are no defaults or events of default in existence on or prior to the Closing Date under the Existing Credit Documents or Existing Security Documents. The Assigned Indebtedness is refinanced and replaced by the Loans hereunder and the Existing Credit Documents are amended and restated by this Agreement, and all obligations under this Agreement are in renewal, extension and modification, but not novation or discharge, of the Assigned Indebtedness. All of the Existing Security Documents are in full force and effect prior to giving effect to the Assignment of Liens and this Agreement, and after the Closing Date, the Existing Security Documents, and the Liens and lien priority created thereunder, remain in full force and effect as amended and restated by the Mortgages and Pledge and Security Agreement, respectively.

ARTICLE 5

AFFIRMATIVE COVENANTS

Borrower hereby agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, Borrower shall perform, and shall cause each other Credit Party to perform, all covenants in this Article V.

5.1 Financial Statements and Other Reports.

Unless otherwise provided below, Borrower will deliver to Administrative Agent and Lenders:

(a) Drilling Reports. Upon request by Administrative Agent, reports on active field operations, including but not limited to any drilling, completions, well workovers, installation, modification or repair of surface facilities and flowlines, and pipeline hookups, including a “daily drilling report”, as applicable, and information related to pipe depth, completion percentage, updated spud date or date of first production (as applicable) and such other information as may be reasonably requested, in form and substance satisfactory to Administrative Agent.

(b) Monthly Reports. As soon as available, and in any event within ten (10) Business Days after the end of each month (commencing with the first full month after the Closing Date), a detailed working capital report in a form satisfactory to Administrative Agent, including: (i) a statement of cash flows for the prior calendar month, detailing the monthly expenditures during such month (including lease operating expenses and capital expenditures), (ii) a list of account balances as of the end of such month

(with age detail), (iii) a report containing reasonably detailed determinations of Gross Proceeds of Production and General and Administrative Costs for the prior month, (iv) a report summarizing the gross volume of sales and actual production related to cash receipts for such prior month from all of the Oil and Gas Properties of the Credit Parties and prices received for such production, the related severance, gross production, occupation, excise, sales, recording, ad valorem, gathering and other similar taxes, if any, deducted from gross proceeds during such prior month, and production or take or pay imbalances, (v) a schedule of the Credit Parties’ accounts payable, including future lease payments related to Oil and Gas Properties, including but not limited to delay rental payments and bonus payments, (vi) a schedule of Mineral Interest Conveyance Documents that have been terminated, materially amended, or entered into during such month, along with a written statement describing such event and, if applicable, an explanation of any actions being taken with respect there to, and, upon request of Administrative Agent, copies of such material amendments or new contracts, and (vii) such other information as may be reasonably requested by Administrative Agent.

(c) Quarterly Financial Statements. As soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter of each Fiscal Year starting with the Fiscal Quarter ended June 30, 2012, the balance sheet of Borrower as at the end of such Fiscal Quarter and the related statements of income, stockholders’ equity and cash flows of Borrower for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and (in the case of financial statements delivered with respect to Fiscal Quarters following the second Fiscal Quarter in 2013 and in later years) setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto.

(d) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than one hundred and twenty (120) days after the end of each Fiscal Year, Borrower’s audited balance sheet and related statements of operations, owner’s equity and cash flows as of the end of and for such year, and (in the case of financial statements delivered with respect to 2013 and later Fiscal Years) setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent certified public accountants approved by the Lenders (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of Borrower in accordance with GAAP consistently applied.

(e) Compliance Certificate. Together with each delivery of financial statements of Borrower pursuant to Sections 5.1(c) and 5.1(d), a duly executed and completed Compliance Certificate.

(f) Statements of Reconciliation after Change in Accounting Principles. If there is any change in accounting principles and policies (or the application thereof), of the financial statements of Borrower from the statements first delivered pursuant to Section 5.1(c) or 5.1(d), the statements delivered after the date of the change will include those statements required by GAAP for such change.

(g) Notice of Default. Prompt written notice, but in no event later than five (5) Business Days of (i) any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Credit Party with respect thereto; (ii) any Person giving any notice to any Credit Party or taking any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, which notice shall be accompanied by a certificate of such Person specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower or any other Credit Party has taken, is taking and proposes to take with respect thereto.

(h) Notice of Litigation. Prompt written notice, but in no event later than five (5) Business Days of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, or which arises in respect of any material Indebtedness of any Credit Party or alleges any criminal misconduct by any Credit Party together in each case with such other information as may be reasonably available to any Credit Party to enable Lenders and their counsel to evaluate such matters.

(i) ERISA. (i) Promptly, but in no event later than five (5) Business Days following Borrower’s obtaining knowledge of the occurrence of or the forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request.

(j) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Borrower and all material insurance coverage planned to be maintained by Borrower in the immediately succeeding Fiscal Year.

(k) Notice of Change in Board of Managers. Promptly, but in no event later than five (5) Business Days of the occurrence of such change, written notice of any change in the board of managers of Borrower.

(l) Notice Regarding Material Contracts and Related Agreements. Promptly, and in any event within five (5) Business Days (i) after any Material Contract or Related Agreement (other than a Mineral Interest Conveyance Document) of any Credit Party is terminated or amended or (ii) any new Material Contract or Related Agreement (other than a Mineral Interest Conveyance Document) is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent, and an explanation of any actions being taken with respect thereto.

(m) Environmental Reports and Audits. Promptly, but in no event later than five (5) Business Days following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of any Credit Party which relate to a matter that could reasonably be expected to have a Material Adverse Effect.

(n) Reserve Reports.

(A) On the dates set forth in Appendix A, a Reserve Report prepared as of the dates set forth therein concerning the Oil and Gas Properties of the Credit Parties.

The “Third Party Report” referenced in Appendix A must be prepared by one or more Approved Petroleum Engineers, and the “Internal Report” referenced in Appendix A shall be prepared by a Person whose petroleum engineering qualifications are reasonably acceptable Administrative Agent, and such Person or a Responsible Officer shall certify such Reserve Report has been prepared in accordance with the procedures used in the Third Party Report. Administrative Agent or Required Lenders may (at their expense so long as no Default or Event of Default then exists) request additional Reserve Reports from time to time prepared by such Approved Petroleum Engineers. Each Reserve Report shall distinguish (or shall be delivered together with a certificate from a Responsible Officer which distinguishes) those Oil and Gas Properties treated in the report which are a Credit Party’s Oil and Gas Properties from those properties treated in the report which are not a Credit Party’s Oil and Gas Properties; and

(B) With the delivery of each Reserve Report, Borrower shall provide to Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that to his Knowledge and in all material respects: (A) the information (other than projections or estimates) contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (B) each Credit Party owns good and Marketable Title to its Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Excepted Liens, (C) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 4.15 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require any Credit Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (D) none of the Credit Parties’ Oil and Gas Properties have been sold since the date of the last Reserve Report except as disclosed to Administrative Agent, (E) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report, (F) attached to the certificate is a list of all Persons purchasing Hydrocarbons from the Credit Parties, (G) attached to the certificate is a list of all Oil and Gas Properties acquired since the date of the last Reserve Report and (H) the projections and estimates contained in the Reserve Report are made in good faith and based on reasonable assumptions.

(o) Tax Returns. As soon as practicable and in any event within five (5) Business Days following the filing thereof, copies of each material tax return filed by or on behalf of Borrower.

(p) Swap Agreements. Within ten (10) Business Days after the end of each calendar month (and at any other time upon prior written request by Administrative Agent), a report as of the end of such calendar month detailing all Swap Agreements and corresponding hedge arrangements then in effect on such date, including the notional volumes, fixed prices, tenor and other data reasonably required by Administrative Agent related thereto.

(q) Violations of Terrorism Laws. Promptly (i) if any Credit Party obtains knowledge that any Credit Party or any Person which owns, directly or indirectly, any Capital Stock of any Credit Party, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is the subject of any of the Terrorism Laws, such Credit Party will notify Administrative Agent and (ii) upon the request of any Lender, such Credit Party will provide any information such Lender believes is reasonably necessary to be delivered to comply with the Patriot Act.

(r) Subject Area Information. Borrower will provide access to any Lender, promptly upon such Lender’s written request from time to time, to such information in its possession not subject to any obligations of confidentiality relating to the Subject Area and any of the Credit Parties’ Oil and Gas Properties, including, without limitation, (a) all options to acquire additional Oil and Gas Properties and all other contracts relating to the Subject Area, (b) detailed maps of the Subject Area, (c) title materials relating to the prospects in the Subject Area, and (d) AFEs, drilling reports, well tests, or completion reports relating to any wells for any prospects located within any of the Subject Area. Promptly upon such Lender’s written request, Borrower will furnish copies of any such information to the extent that it is reasonable do so.

(s) Title Opinions. Upon the request of Administrative Agent, Borrower shall provide to Administrative Agent copies of such division order title opinions or such other title information in form and substance reasonably satisfactory to the Lenders, evidencing the applicable Credit Party’s Marketable Title to any of the Oil and Gas Properties to which Proved Developed Producing Reserves are attributed.

(t) Information Regarding Credit Parties. Prompt prior written notice (and in any event within ten (10) days prior thereto) of any change (i) in any Credit Party’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of any Credit Party’s chief executive office or principal place of business, (iii) in any Credit Party’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in any Credit Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in any Credit Party’s federal taxpayer identification number.

(u) Other Information.

(A) If requested by Administrative Agent, promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Credit Party (other than any routine inquiry), as permitted by applicable law;

(B) Promptly upon receipt thereof, copies of all financial reports submitted to any Credit Party by its auditors in connection with any audit of the books thereof; and

(C) Such other information and data with respect to any Credit Party as from time to time may be requested by Administrative Agent.

Notwithstanding the foregoing, Administrative Agent may, in its sole discretion and upon written request from Borrower, provide a grace period of up to (30) thirty days in connection with any of the requirements set forth herein.

5.2 Existence; Conduct of Business. Each Credit Party will do or cause to be done all things necessary to preserve, renew and keep in full force and effect such Credit Party’s legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of such Credit Party’s business and maintain, if necessary, such Credit Party’s qualification to do business in each other jurisdiction in which Oil and Gas Properties of such Credit Party are located or such Credit Party’s ownership of any Properties requires such qualification.

5.3 Payment of Taxes and Claims. Each Credit Party will pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will file or consent to the filing of any consolidated income tax return with any Person (other than with Borrower and its Subsidiaries, if any).

5.4 Operation and Maintenance of Properties. Borrower and each other Credit Party, at its own expense, will:

(a) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a reasonably prudent manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and, in compliance with all material Governmental Requirements, including, without limitation, applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;

(b) keep and maintain all Property material to the conduct of its business and all of its Oil and Gas Properties in good working order and condition, ordinary wear and tear excepted, including, without limitation, all material equipment, machinery and facilities;

(c) make reasonably and customary efforts to promptly pay and discharge, or cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;

(d) make reasonable and customary efforts to promptly perform or cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties;

(e) to the extent any Property is not operated by a Credit Party, the applicable Credit Party’s obligations under this Section 5.4 shall be limited to the use of reasonable efforts to cause the operator to comply with this Section 5.4; and

(f) each Credit Party shall subordinate in favor of Administrative Agent for the benefit of the Lenders any contractual or statutory Liens held by such Credit Party as an operator or co-working interest owner under joint operating agreements or similar contractual arrangements with respect to such Credit Party’s share of the expense of exploration, development and operation of oil, gas and mineral leasehold or fee interests jointly owned with others and operated by any Credit Party.

5.5 Insurance. Each Credit Party will maintain or cause to be maintained, with financially sound and reputable insurers, such casualty insurance, public liability insurance, and third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of such Credit Party as are customarily carried or maintained under similar circumstances by Persons of established reputation of similar size and engaged in similar businesses, in each case in such amounts (giving effect to self insurance which comports with the requirements of this Section 5.5 and provided that adequate reserves therefor are maintained in accordance with GAAP), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons and any other insurance required by an Operating Agreement. Each such policy of insurance shall (A) name Administrative Agent, on behalf of Secured Parties as an additional insured thereunder as its interests may appear, and (B) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Administrative Agent, that names Administrative Agent and each Lender as the loss payee under such casualty insurance policy and provides for at least thirty (30) days’ prior written notice to Administrative Agent of any modification or cancellation of such policy and that no act or default of any Credit Party or any other Person shall affect the right of Administrative Agent to recover under such policy or policies in case of loss or damage.

5.6 Books and Records; Inspections. Each Credit Party will, (a) keep adequate books of record and account of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by Administrative Agent or any Lender (including employees of Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by Administrative Agent) to visit and inspect any of its properties, to inspect, copy and take extracts from its financial and accounting records, and to discuss its affairs, finances and accounts with its and their officers and independent accountants, all upon reasonable notice and at such reasonable times during normal business hours (so long as no Default or Event of Default has occurred and is continuing) and as often as may reasonably be requested and by this provision such Credit Party authorizes such accountants to discuss with Administrative Agent and any Lender and such representatives the affairs, finances and accounts of the Credit Parties. Each Credit Party acknowledges that Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Credit Parties’ assets for internal use by Administrative Agent and the Lenders. After the occurrence and during the continuance of any Event of Default, each Credit Party shall provide Administrative Agent and each Lender with access to its customers and suppliers.

5.7 Lenders Meetings; Syndication. Borrower will, upon the request of Administrative Agent or the Required Lenders, (a) participate in a meeting of Administrative Agent and Lenders at such time as may be agreed to by Borrower and Administrative Agent and (b) assist Administrative Agent in the acceptable syndication of the Commitments hereunder, including, but not limited to: (i) making representatives of Borrower available to participate at informational meetings with potential lenders, (ii) using best efforts to cause the syndication effort to benefit from existing credit relationships of Borrower and (iii) providing Administrative Agent with all information deemed necessary by it for successful syndication of the Commitments hereunder.

5.8 Compliance with Laws. Except for any noncompliance which could not reasonably be expected to have a Material Adverse Effect, each Credit Party will comply, and shall use reasonable efforts to cause all other Persons, if any, on or occupying any Facilities operated by a Credit Party or its Affiliate to comply, with the requirements of all applicable Governmental Requirements. Each Credit Party shall take all reasonable and necessary actions to ensure that no portion of the Loans will be used, disbursed or distributed for any purpose, or to any Person, directly or indirectly, in violation of any of the Terrorism Laws and shall take all reasonable and necessary action to comply in all material respects with all Terrorism Laws with respect thereto.

5.9 Environmental Matters.

(a) Each Credit Party shall at its sole expense: (i) comply, and shall cause its Properties and operations to comply with all applicable Environmental Laws, (ii) not dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of such Credit

Party’s Properties or any other Property to the extent caused by such Credit Party’s operations except in compliance with applicable Environmental Laws, (iii) timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of such Credit Party’s Properties, (iv) promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of such Credit Party’d Properties, and (v) establish and implement such procedures as may be necessary to continuously determine and assure that such Credit Party’s obligations under this Section 5.9 are timely and fully satisfied.

(b) Borrower will promptly, but in no event later than five (5) Business Days of the occurrence of a triggering event, notify Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against any Credit Party’s Properties of which Borrower or any other Credit Party has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if Borrower or any other Credit Party reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $50,000, not fully covered by insurance, subject to normal deductibles.

(c) With respect to any event described in Section 5.9(b), or if an Event of Default has occurred and is continuing, or if Administrative Agent reasonably believes that any Credit Party has breached any representation, warranty or covenant related to environmental matters:

(A) Administrative Agent and its representatives shall have the right, but not the obligation or duty, to enter the Facilities at reasonable times for the purposes of observing the Facilities to the extent any Credit Party can obtain access for them under the terms of an Operating Agreement. Such access shall include, at the reasonable request of Administrative Agent, access to relevant documents and employees of any Credit Party and to such Credit Party’s outside representatives, to the extent necessary to obtain necessary information related to the event at issue. If an Event of Default has occurred and is continuing, such Credit Party shall conduct such tests and investigations on the Facilities or relevant portion thereof, as requested by Administrative Agent, including the preparation of a Phase I Report or such other sampling or analysis as determined to be necessary under the circumstances by a qualified environmental engineer or consultant. If an Event of Default has occurred and is continuing, and if such Credit Party does not undertake such tests and investigations in a reasonably timely manner following the request of Administrative Agent, Administrative Agent may hire an independent engineer, at Borrower’s expense, to conduct such tests and investigations. Administrative Agent will make reasonable efforts to conduct any such tests and investigations so as to avoid interfering with the operation of the Facility

(B) Unless prevented by the terms of an Operating Agreement, any observations, tests or investigations of the Facilities by or on behalf of Administrative Agent shall be solely for the purpose of protecting the Lenders security interests and rights under the Credit Documents. The exercise of Administrative Agent’s rights under this Section 5.9(c)(B) shall not constitute a waiver of any default of any Credit Party or impose any liability on Administrative Agent or any of the Lenders. In no event will any observation, test or investigation by or on behalf of Administrative Agent be a representation that Hazardous Materials are or are not present in, on or under any of the Facilities, or that there has been or will be compliance with any Environmental Law and Administrative Agent shall not be deemed to have made any representation or warranty to any party regarding the truth, accuracy or completeness of any report or findings with regard thereto. Neither any Credit Party nor any other party is entitled to rely on any observation, test or investigation by or on behalf of Administrative Agent. Administrative Agent and the Lenders owe no duty of care to protect any Credit Party or any other party against, or to inform any Credit Party or any other party of, any Hazardous Materials or any other adverse condition affecting any of the Facilities. Administrative Agent may, in its sole discretion, disclose to any Credit Party, or to any other party if so required by law, any report or findings made as a result of, or in connection with, its observations, tests or investigations. If a request is made of Administrative Agent to disclose any such report or finding to any third party, then Administrative Agent shall endeavor to give Borrower prior notice of such disclosure and afford Borrower the opportunity to object or defend against such disclosure at its own and sole cost; provided, that the failure of Administrative Agent to give any such notice or afford Borrower the opportunity to object or defend against such disclosure shall not result in any liability to Administrative Agent. Borrower acknowledges that it may be obligated to notify relevant Governmental Authorities regarding the results of any observation, test or investigation disclosed to such Person, and that such reporting requirements are site and fact-specific and are to be evaluated by such Person without advice or assistance from Administrative Agent.

If counsel to any Credit Party reasonably determines that provision to Administrative Agent of a document otherwise required to be provided pursuant to this Section 5.9 (or any other provision of this Agreement or any other Credit Document relating to environmental matters) would jeopardize an applicable attorney-client or work product privilege pertaining to such document, then such Credit Party shall not be obligated to deliver such document to Administrative Agent but shall provide Administrative Agent with a notice identifying the author and recipient of such document and generally describing the contents of the document. Upon request of Administrative Agent, such Credit Party shall take all reasonable steps necessary to provide Administrative Agent with the factual information contained in any such privileged document.

5.10 Additional Oil and Gas Properties. On each Collateral Addition Date, each Credit Party shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.1(g), and 3.1(h), including new Direction Letters to purchasers of production, with respect to the Oil and Gas Properties not subject to the Lien of the Collateral Documents that Administrative Agent shall reasonably request to create in favor of Administrative Agent, for the benefit of the Secured Parties (in the case of a Lien), a valid and, subject to any filing and/or recording referred to herein, and a perfected First Priority security interest in all such Oil and Gas Properties (subject only to Excepted Liens of the type described in clause (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition).

5.11 Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent may reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.20. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of the Credit Parties. Each Credit Party hereby authorizes Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral.

5.12 Leases and Contracts; Performance of Obligations. Except to the extent a Credit Party reasonably determines that it is prudent not to do so (and without regard or consideration to any ORI), and except where failure to do so could not reasonably be expected to have a Material Adverse Effect, such Credit Party will maintain in full force and effect all oil, gas or mineral leases, contracts, servitudes and other agreements forming a part of any Oil and Gas Property of such Credit Party, to the extent the same cover or otherwise relate to such Oil and Gas Property. Each Credit Party will properly and timely pay all rents, royalties and other payments due and payable under any such leases, contracts, servitudes and other agreements, or under the Permitted Liens, or otherwise attendant to its ownership or operation of any Oil and Gas Property. Each Credit Party will promptly notify Administrative Agent of any claim (or any conclusion by such Credit Party) that such Credit Party is obligated to account for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Credit Party than proceeds received by such Credit Party (calculated at the well) from sale of production. To the extent a Credit Party or its Affiliate is not the operator of any Property, the obligation of each Credit Party under this Section 5.12 shall be limited to the use of reasonable efforts to cause the operator to comply with this Section 5.12.

5.13 Lockbox Account and Equity Account; Operating Account. Before the Closing Date, (a) Borrower and Administrative Agent shall have established at Borrower’s expense the Lockbox Account and Equity Account with the Lockbox Bank in accordance with Section 7.1 and (b) Borrower shall have caused the Operating Account to become subject to a Deposit Account Control Agreement.

5.14 Deposit Accounts. In the event that any Credit Party establishes a deposit account other than the Lockbox Account, Equity Account or Operating Account, such Credit Party will, prior to transferring any funds to such account, execute a Deposit Account Control Agreement and grant in favor of Administrative Agent all the rights necessary to deposit, withdraw or otherwise manage and control the deposit account.

5.15 Title Information.

(a) On or before the delivery to Administrative Agent of each date set forth in Appendix A (whether or not a Reserve Report is actually delivered), Borrower will deliver title information in form and substance reasonably acceptable to Administrative Agent covering enough of the Oil and Gas Properties of the Credit Parties that were not previously evaluated by Administrative Agent, so that Administrative Agent shall have received together with title information previously delivered to Administrative Agent, satisfactory title information, including that the Credit Parties have Marketable Title thereto, on at least 80% of the total value of the Oil and Gas Properties of the Credit Parties, as determined by the Administrative Agent.

(b) If at any time Administrative Agent notifies any Credit Party that title defects or exceptions exist with respect to such Credit Party’s Oil and Gas Properties, such Credit Party shall, within thirty (30) days of such notice from Administrative Agent, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not Permitted Liens raised by such information to the extent reasonably necessary to provide Marketable Title, (ii) substitute acceptable properties with no title defects or exceptions except for Permitted Liens having an equivalent value and Marketable Title in favor of such Credit Party or (iii) deliver title information in form and substance acceptable to Administrative Agent so that Administrative Agent shall have received, together with title information previously delivered to Administrative Agent, satisfactory title information on at least 80% of the value of the Oil and Gas Properties of the Credit Parties as determined by the Administrative Agent.

(c) If any Credit Party is unable to cure any title defect requested by Administrative Agent to be cured within the 30-day period or Borrower does not comply with the requirements to provide acceptable title information and Marketable Title covering 80% of the value of the Oil and Gas Properties of the Credit Parties as determined by Administrative Agent, such default shall not be a Default, but instead Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by Administrative Agent or the Required Lenders. To the extent that Administrative Agent or the Required Lenders are not satisfied with title to any Oil and Gas Properties of such Credit Party after the 30-day period has elapsed, or if such title defect is incapable of being cured upon notice of such title defect to such Credit Party, such unacceptable Oil and Gas Properties shall not count toward the 80% requirement, and Administrative Agent may send a notice to Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Credit Parties to be in compliance with the requirement to provide acceptable title information and Marketable Title on 80% of the value of the Oil and Gas Properties of the Credit Parties. This new Borrowing Base shall become effective immediately after receipt of such notice. To the extent that a reduction in the Borrowing Base under this Section 5.15(c) causes the Effective Amount to exceed the Borrowing Base, Borrower shall comply with all of the terms of Section 2.16(c).

5.16 Swap Agreements. Within five (5) Business Days after the first date for which three (3) wells have been online and producing for sixty (60) days, the Credit Parties will keep and maintain Swap Agreements in place on terms and conditions approved by and satisfactory to Administrative Agent that (a) are for twenty-four (24) months in tenor on a rolling quarterly basis and (b) cover no less than 40% and no more than 90% of the notional volumes of Hydrocarbons anticipated to be produced from the Credit Parties’ then existing proved developed producing reserves; provided that, (y) within five (5) Business Days after the first date for which five (5) wells have been online and producing for sixty (60) days, the minimum percentage referenced above shall be 50% and (z) within five (5) Business Days after the first date for which ten (10) wells have been online and producing for sixty (60) days, the minimum percentage referenced above shall be 60%; provided further that, all put options entered into by the Credit Parties shall be excluded for purposes of determining compliance with the maximum limit above. Each Swap Agreement must be with an Approved Counterparty. No Credit Party shall sell, terminate, execute, amend or modify any Swap Agreement if such action results in Swap Net Cash Proceeds, unless such action is approved by Administrative Agent in writing or such Swap Net Cash Proceeds are paid to the Lenders as a prepayment of the Obligations hereunder.

5.17 Interest Reserve. Pursuant to Section 2.9(b), a reserve equal to one month’s interest payment on the Obligations shall be retained in the Lockbox Account at all times (the “Interest Reserve”).

ARTICLE 6

NEGATIVE COVENANTS

Borrower hereby covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, Borrower shall perform, and shall cause each other Credit Party to perform, all covenants in this Article VI.

6.1 Indebtedness. No Credit Party shall, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) performance guaranties in the ordinary course of business and consistent with industry practices of the obligations of suppliers, customers, franchisees and licensees of the Credit Parties;

(c) Indebtedness under Swap Agreements required under Section 5.16 or permitted under Section 6.15;

(d) Indebtedness in the form of obligations for the deferred purchase price of property or services incurred in the ordinary course of business which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;

(e) Indebtedness (other than for borrowed money) secured by Permitted Liens;

(f) Indebtedness owing in connection with the financing of insurance premiums in the ordinary course of business;

(g) Indebtedness consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of continent liabilities of any Credit Party in connection with the operation of the Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of the Oil and Gas Properties;

(h) Indebtedness described in clauses (iv) and (v) of the definition of “Indebtedness” and incurred in connection with any Credit Party’s acquisition of oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, not to exceed. at any time, in the aggregate, $2,000,000;

(i) Indebtedness consisting of Investments permitted by Section 6.6; and

(j) Indebtedness of Borrower or any Subsidiary of Borrower owing to Borrower or to any other Subsidiary of Borrower; provided that such Indebtedness is (y) consented to by Administrative Agent and (z) subordinated to the Obligations on terms acceptable to Administrative Agent in its sole discretion.

6.2 Use of Proceeds. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that (i) entails a violation of any law, including Regulations T, U and X of the Board of Governors of the Federal Reserve System and (ii) not permitted under Section 2.2.

6.3 Liens. No Credit Party shall, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable and any Security) of such Credit Party, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except (“Permitted Liens”):

(a) Excepted Liens;

(b) Liens in favor of Administrative Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(c) Obligations pursuant to the Equity Kicker Letter and each ORI Conveyance;

(d) (i) the Petro Capital Overrides and (ii) the Employee Overrides;

(e) Liens arising out of judgments, attachments or awards not resulting in an Event of Default and which are being contested in good faith on appeal or proceedings for review and in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings and for which adequate reserves in accordance with GAAP shall be maintained;

(f) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Credit Party in the ordinary course of business, consistent with past practices of such Credit Party and as customary in the oil and gas industry;

(g) licenses of intellectual property granted by any Credit Party in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of such Credit Party not exceeding $250,000 in the aggregate;

(h) purchase money Liens and Liens in connection with Capital Leases, in each case upon or in any equipment acquired or held by any Credit Party in the ordinary course of business; provided that the Indebtedness secured by such Liens (i) was incurred solely for the purpose of financing the acquisition of such equipment, and does not exceed the aggregate purchase price of such equipment, (ii) is secured only by such equipment and not by any other assets of such Credit Party, (iii) is not increased in amount, and (iv) does not exceed $250,000 in the aggregate; and

(i) other Liens not exceeding $100,000 in the aggregate (other than liens for borrowed money).

6.4 Negative Pledge Agreements; Dividend Restrictions. No Credit Party will create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement and the Collateral Documents) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of Administrative Agent and the Lenders, or encumbers or limits any sale or transfer of such Property following a foreclosure, or restricts any Person from paying dividends or making distributions to Borrower or any Guarantor, or which requires the notice to (other than customary notices required under oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases) or, consents of other Persons in connection therewith (other than consents required under oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases that are set forth on Schedule 6.4 hereto, which such schedule of consents shall be updated as necessary on each Additional Collateral Date without the necessity of amending this Agreement).

6.5 Restricted Payments. Borrower shall not declare or make, or agree to pay or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its shareholders or members or make any distribution of its Property in respect of its Capital Stock other than (a) stock dividends and other similar non-cash payments, (b) the repurchase of certain net profits overriding royalty interests from certain existing investors in the Niobrara Assets for aggregate consideration not to exceed $3,500,000, and (c) the Warrant Repurchase.

6.6 Investments. No Credit Party shall, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents;

(b) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

(c) creation of any additional Subsidiaries of any Credit Party in compliance with Section 6.17 and, upon consent of Administrative Agent, additional debt or equity investments in any such Subsidiary;

(d) Investments consisting of, or related to, drilling partnership arrangements so long as (i) such drilling partnership arrangements are documented through a joint operating agreement, participation agreement, exploration agreement, development agreement or similar agreement, (ii) any Oil and Gas Properties of the Credit Parties utilized in such arrangements remain subject to the Liens in favor of the Administrative Agent, and (iii) such arrangements only cover Oil and Gas Properties located in the Core Areas

(e) Capital Expenditures permitted by Section 6.16;

(f) the Warrant Repurchase;

(g) the repurchase of certain net profits interests contemplated by Section 6.5(b); and

(h) Investments of Borrower in any Subsidiary of Borrower and Investments of any Subsidiary of Borrower in Borrower or in another Subsidiary of Borrower.

6.7 Fundamental Changes; Disposition of Assets. No Credit Party shall enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, farm-out, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except (a) the sale of Hydrocarbons in the ordinary course of business, (b) sales and other dispositions of Oil and Gas Properties, provided that the consent of Administrative Agent and Required Lenders is obtained for any sale or series of related sales of Oil and Gas Properties if the aggregate proceeds of all such sales are greater than $100,000.00 since the most recent Borrowing Base redetermination under Section 2.16, (c) the sale or other disposition of Properties that are damaged, destroyed, worn out, or obsolete or that have only salvage value, (d) dispositions of Properties pursuant to the Eaglebine Agreement, (e) the Eaglebine Sale, so long as Borrower makes the prepayment required by Section 2.9(a), (f) the Equity Transaction, (g) dispositions of the Moss 14-16H Oil and Gas Properties, so long as after giving effect to such dispositions, the Credit Parties shall collectively own 7.4165% of the net revenue interest and 9.2709% of the working interest attributable to such Oil and Gas Properties, (h) dispositions of Property between or among a Subsidiary of Borrower and Borrower or between or among Subsidiaries of Borrower; (i) the merger of a Subsidiary of Borrower with and into Borrower or another Subsidiary of Borrower (except that, with respect to any such merger or consolidation involving Borrower, Borrower must be the surviving entity) and (j) dispositions of the Employee Overrides and Petro Capital Overrides, so long as after giving effect to such dispositions (but prior to giving effect to the ORIs conveyed pursuant to the Equity Kicker Letter), the Credit Parties shall collectively own, with respect to the Eaglebine Area and Permian Basin Area, at least 75%, and, with respect to the DJ Basin Area, at least 80%, of the net revenue interest (proportionately reduced) attributable to the working interest owned by such Credit Parties with respect to the Oil and Gas Properties burdened by such overriding royalty interests; provided, however, that the foregoing minimum net revenue interest requirements shall not apply to (y) Oil and Gas Properties marked with an asterisk on Schedule 4.13 and (z) any Oil and Gas Property that has its net revenue interest reduced below such requirements solely as a result of a Petro Capital Override swap under the Petro Capital Letter Agreement, so long as (I) another Oil and Gas Property identical in acreage size has a corresponding increase in net revenue interest and (II) Employee Overrides are not granted as to such increase in net revenue interest.

6.8 Sales and Lease Backs. No Credit Party shall, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person in connection with such lease.

6.9 Transactions with Shareholders and Affiliates. No Credit Party shall, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of five percent (5%) or more of any class of Capital Stock of Borrower or with any Affiliate of Borrower or of any such holder except those transactions (a) that exist at Closing and are disclosed on Schedule 6.9 hereto, (b) that are between two or more Credit Parties and are on terms that are fair and reasonable and no less favorable to such Credit Parties than would be obtained in a comparable arm’s length transaction with a Person that is not a a Credit Party, or (c) are approved in advance by the Required Lenders. For the avoidance of doubt, the following are not “transactions” referred to in the previous sentence: (i) salary, employee benefits and compensation and (ii) transactions between any Credit Party and any Affiliate operator pursuant to the terms and conditions of an operating agreement between such Credit Party and such Affiliate operator that is satisfactory to Administrative Agent.

6.10 Conduct of Business. No Credit Party will make any material change in the principal line of business in which is it is engaged as of the date hereof and reasonable extensions thereof.

6.11 Fiscal Year. Borrower shall not change its Fiscal Year end from December 31 without the prior written consent of Administrative Agent, such consent not to be unreasonably withheld.

6.12 Amendments to Organizational Agreements, Operating Agreements, Material Contracts. No Credit Party shall, without the consent of Administrative Agent, (a) amend or permit any amendments to its Organizational Documents, except (i) pursuant to the Equity Transaction and (ii) any other amendments not adverse to the Lenders; or (b) enter into, or amend or permit any amendments to, or terminate or waive any provision of any Operating Agreement or Material Contract, except any amendment that (i) does not amend any financial or economic terms of such Operating Agreement or Material Contract and (ii) is not adverse to the Lenders.

6.13 Prepayments of Certain Indebtedness. No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity in excess of $250,000 in the aggregate per year.

6.14 Gas Imbalances, Take-or-Pay or Other Prepayments. No Credit Party will allow gas imbalances (other than those imbalances which (a) occur in the ordinary course of business and (b) do not, in the aggregate, exceed 2% of the value of the proved developed producing natural gas reserves of the Credit Parties taken as a whole), take-or-pay or other prepayments with respect to the Oil and Gas Properties of such Credit Party that would require such Credit Party to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor.

6.15 Sale or Discount of Receivables. Except for receivables obtained by a Credit Party in the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, no Credit Party will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

6.16 Eligible Expenditures; General and Administrative Costs. No Credit Party shall make any Capital Expenditures (other than Capital Expenditures related to landmen who spend substantially all of their working time acquiring Oil and Gas Properties) or incur material costs associated with the acquisition of Oil and Gas Properties or the exploration and development of the Credit Parties’ Oil and Gas Properties (excluding normal lease operating expenses and excluding Capital Expenditures and material costs to be paid with proceeds of Loans), except that the Credit Parties may make any Capital Expenditure (or incur any such material costs) so long as (a) such Capital Expenditure or material cost is being made in respect of the acquisition or development of assets in one of the Core Areas and (b) after giving effect to such Capital Expenditure or material cost, the amount of Borrower’s Cash or Cash Equivalents (excluding Cash or Cash Equivalents in the Lockbox Account or Equity Account) is equal to or greater than $7,000,000; provided, however, that Section 6.16(b) shall not apply to any Oil and Gas Properties acquired by Borrower in the AMI (as defined in the Eaglebine Agreement) pursuant to Section 2 of the Eaglebine Agreement on or prior to August 31, 2012, and sold and conveyed (pursuant to the terms of the Eaglebine Agreement) to Buyer (as defined in the Eaglebine Agreement) on or prior to August 31, 2012. At no time shall the Credit Parties’ collective General and Administrative Costs exceed the General and Administrative Costs Cap; provided that, if the Eaglebine Sale shall have occurred, Borrower shall be permitted to pay on a one-time basis bonus payments to its employees and consultants in an aggregate amount not to exceed $1,000,000. The Credit Parties’ collective Permitted IPO Expenses shall not exceed the Permitted IPO Expenses Cap.

6.17 Subsidiaries. No Credit Party will create, acquire or allow to exist any Subsidiary of such Credit Party unless Administrative Agent has consented (for the avoidance of doubt, Administrative Agent has consented to the Equity Transaction) and such Credit Party has pledged all of the Capital Stock of such Subsidiary pursuant to the Pledge and Security Agreement, and the Subsidiary has become a party to the Guaranty Agreement and the Pledge and Security Agreement, become a Guarantor and executed other documents described in Article 3 as requested by Administrative Agent. Upon consummation of the Equity Transaction, Parent, ENEXP Operating, and ENEXP Operating GP shall each become a party to the Guaranty Agreement and Pledge and Security Agreement.

6.18 Restrictions Upon Alienability. No Credit Party will enter into Material Contracts or other agreements affecting such Credit Party’s Oil and Gas Properties that would prohibit, restrict or hinder Administrative Agent or any Lender, or any successor in interest to Administrative Agent or any Lender, from foreclosing upon such contract or agreement.

6.19 Maximum Loan Amount. Borrower will not permit the amount of Loans advanced hereunder, without giving effect to any repayment, to exceed the Maximum Loan Amount.

6.20 Change of Management. Borrower will not permit a Change of Management to occur.

ARTICLE 7

LOCKBOX PROCEDURES; CASUALTY PROCEEDS

7.1 Lockbox Account and Equity Account. Borrower shall maintain at Borrower’s expense a non interest-bearing account (the “Lockbox Account”) under Administrative Agent’s exclusive control with Fifth Third Bank (the “Lockbox Bank”) which is subject to a Deposit Account Control Agreement specifying that the Lockbox Bank shall comply with all instructions it receives from Administrative Agent with respect to the Lockbox Account without further consent from Borrower; provided that, unless and until an Event of Default shall have occurred and be continuing, the Administrative Agent shall, in accordance with Section 2.9(b), remit all amounts contained in the Lockbox Account to the Borrower’s Operating Account after application of such funds to the other priority items set forth in such Section 2.9(b). All Cash Receipts to be received by the Credit Parties shall be deposited in the Lockbox Account, and Borrower shall, and shall cause each Credit Party to, direct (and hereby agrees to direct or cause to direct, as applicable) each payor of any Cash Receipts now and in the future to make payment to such Lockbox Account. Borrower hereby irrevocably appoints Administrative Agent as its attorney-in-fact (and such appointment shall be deemed to be coupled with an interest so long as any Loans or Obligations remain outstanding) to address any Direction Letter or letter-in-lieu of division order executed by Borrower or any other Credit Party it may hold and deliver or have delivered any such letter to any Person purchasing Hydrocarbons from the Oil and Gas Properties of any Credit Party that is not then directing payment for such Hydrocarbons to the Lockbox Account. Administrative Agent acknowledges and agrees that it does not presently and shall not in the future claim, create or attempt to create any lien on or security interest in any Other Owner Cash Receipts and hereby waives, disclaims and relinquishes any such lien or security interest. Borrower shall maintain at Borrower’s expense a non interest-bearing account to hold the funds required pursuant to Section 3.1(s) (the “Equity Account”) under Administrative Agent’s exclusive control (but subject to the remittance obligations specified below) with the Lockbox Bank which is subject to a Deposit Account Control Agreement specifying that, upon request of any Credit Party, Administrative Agent shall instruct Lockbox Bank to remit amounts owing by the Credit Parties to fund AFEs for drilling and completing wells and seismic costs under or in respect of the Eaglebine Agreement or transactions evidenced thereby to the appropriate payee promptly upon request by such Credit Party (which remittance shall occur even if a Default or Event of Default shall have occurred and be continuing).

7.2 Notices, Direction Letters, Deposits of Cash Receipt. Immediately following execution of this Agreement, each Credit Party shall direct all Persons that owe or are expected to owe Cash Receipts to such Credit Party to forward all such amounts directly to the Lockbox Account. Borrower hereby irrevocably appoints Administrative Agent as its attorney-in-fact (such appointment being coupled with an interest) for sending any such notice to any Person who is or may become obligated to make any payment of Cash Receipts to any Credit Party. With respect to Cash Receipts received directly by a Credit Party, such Credit Party shall within five (5) Business Days of receipt cause all such amounts to be deposited in the Lockbox Account. If any Credit Party has knowledge that any Person is in receipt of Cash Receipts that would otherwise be properly deposited in the Lockbox Account, such Credit Party shall promptly notify such Person and Administrative Agent in writing of such circumstance and shall direct such Person to deposit, or cause to be deposited, all such amounts in the Lockbox Account.

7.3 Casualty Proceeds.

(a) All Casualty Proceeds (for collateral purposes) are hereby assigned by Borrower and each other Credit Party to Administrative Agent, and Borrower or such Credit Party, as applicable, shall have the right to collect any such payments.

(b) In the event of any casualty the Casualty Proceeds with respect to which are $50,000 or less, subject to the requirements of any Operating Agreement, such Casualty Proceeds shall be deposited into the Lockbox Account and shall be made available for use by the applicable Credit Party to pay or recover the costs of restoring, repairing, or replacing the affected Property. To the extent not so used within twelve (12) months of the date of such casualty, such Credit Party’s interest in such Casualty Proceeds shall be deemed to be Cash Receipts received within such 12th month (and the interest of any joint interest owners in such Casualty Proceeds shall be released to such owners).

(c) In the event of any casualty the Casualty Proceeds with respect to which are greater than $50,000, subject to the requirements of any Operating Agreement, (i) the applicable Credit Party shall deposit such Casualty Proceeds upon receipt into an account to be established at the Lockbox Bank controlled by Administrative Agent (the “Casualty Proceeds Account”), (ii) such Credit Party shall deliver within thirty (30) days, a written report from an engineering firm acceptable to Administrative Agent describing the nature of the casualty, the nature of any restoration required, and a good faith estimate of the cost of such restoration, and (iii) the proceeds shall be disbursed from the Casualty Proceeds Account for such restoration in accordance with procedures reasonably determined by the Lenders consistent with construction loan funding principles. Notwithstanding the foregoing, if such Casualty Proceeds are greater than $1,500,000, and if the Lenders in their sole discretion determine that the remediation is not in their best interests, given the cost of such restoration and the effect such restoration would have on the amount and timing of repayment of the Loans, then the Lenders may apply the applicable Credit Party’s interest in such Casualty Proceeds to the prepayment of the outstanding principal balance and accrued interest of the Loans and the other Indebtedness, whether or not such Indebtedness is then due and payable (and shall release any joint interest owner’s interest in such Casualty Proceeds to such owner).

ARTICLE 8

EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Borrower to pay (i) when due the principal of any Loan whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Loan, by mandatory prepayment or otherwise; or (iii) when due any interest on any Loan or any fee or any other amount due hereunder.

(b) Default in Other Agreements. (i) Failure of any Credit Party to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 6.1(a)) in an individual principal amount of $100,000 or more or with an aggregate principal amount of $200,000 or more; or (ii) breach or default by any Credit Party with respect to (1) any other material term of one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redemption) or to require the prepayment, redemption, repurchase or defeasance of, or to cause such Credit Party to make any offer to prepay, redeem, repurchase or defease such Indebtedness, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 5.1(g), Section 5.2 (other than the obligation to maintain its qualification to do business), or Article VI or failure to timely deposit or direct the relevant Person to timely deposit Cash Receipts or Casualty Proceeds into the relevant account in accordance with Article VII; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any covenant, condition or agreement contained herein or any of the Credit Documents (other than those referred to in Section 8.1(a), Section 8.1(b), Section 8.1(c) or Section 8.1(d)), and such default shall not have been remedied or waived within thirty (30) days (or, in the case of the covenants in Section 5.1 (other than Section 5.1(g)), fifteen (15) days) after the earlier of (i) the date an officer of such Credit Party becomes aware or reasonably should have become aware of such default, or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; provided however, for purposes of Section 2.7, payment of Default Interest shall begin to accrue as of the date of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law and is not stayed; or (ii) an involuntary case shall be commenced against any Credit Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over such Credit Party, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of such Credit Party, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Credit Party shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Credit Party shall make any assignment for the benefit of creditors; or (ii) any Credit Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Credit Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $100,000 or (ii) in the aggregate at any time an amount in excess of $200,000 (in either case to the extent not fully covered by insurance (less any deductible) complying with the requirements of this Agreement as to which a solvent and unaffiliated insurance company has not acknowledged coverage) shall be entered or filed against any Credit Party or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days (or in any event later than the date that enforcement proceedings shall have been commenced by any creditor upon such judgment order or five (5) days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of Borrower or any ERISA Affiliate of Borrower in excess of $100,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 401(a)(29) or 412(n) of the Internal Revenue Code or under ERISA which could have a Material Adverse Effect; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) any Guarantee under the Guaranty Agreement for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or, Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document unless such Lien is made valid and perfected on or before ten (10) Business Day after the earlier to occur of notice thereof to any Credit Party by Administrative Agent or any Credit Party becoming aware thereof, in each case for any reason other than the failure of Administrative Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or

(m) Licenses, Permits, etc. (i) Any Governmental Authority revokes or fails to renew any license, permit or franchise of any Credit Party and such revocation or failure results in a Material Adverse Effect, (ii) any Credit Party for any reason loses any license, permit or franchise and such loss results in a Material Adverse Effect, (iii) any Credit Party suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any license, permit or franchise; and such Default remains unremedied for a period of thirty (30) days after the earlier of (I) the date upon which a Authorized Officer knew or reasonably should have known of such Default and (II) the date upon which written notice thereof is given to Borrower by Administrative Agent and such imposition of such restraining order, escrow, suspension, or impound results in a Material Adverse Effect; or

(n) Related Agreements and Material Contracts. Any Credit Party or any Person party to a Related Agreement or Material Contract fails to duly observe, perform or comply with any Related Agreement or Material Contract or any term or condition of such agreements, and such failure is not remedied within the applicable grace period (if any) provided in such agreement or instrument or such agreement ceases to be in full force and effect prior to its stated termination date, and in each case such event results in a Material Adverse Effect; or

(o) Eaglebine Agreement. The JOA (as defined in the Eaglebine Agreement) shall terminate prior to the receipt by Borrower of the Contingent Payment (as defined in the Eaglebine Agreement); or

(p) Change of Management. A Change of Management shall occur and, in the case of a departing person, such Person is not replaced within thirty (30) days of his departure by a Person acceptable to Administrative Agent in its sole discretion; or

(q) Material Adverse Effect. A Material Adverse Effect shall occur; or

(r) Equity Transaction. The Equity Transaction does not occur on or prior to July 31, 2012.

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, upon notice to Borrower by Administrative Agent, (A) the Commitments, if any, of each Lender having such Commitments shall terminate; (B) the unpaid principal amount of and accrued interest on the Loans and all other Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party; and (C) Administrative Agent may enforce any and all Liens and security interests created pursuant to Collateral Documents.

8.2 Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, all proceeds in the Lockbox Account and Equity Account and all amounts realized from the liquidation or other disposition of the Collateral or otherwise received, shall be distributed in the following order of priority and to the extent funds remain available:

(a) payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to Administrative Agent (or its agents or counsel) in its capacity as such;

(b) pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lenders;

(c) pro rata to payment of accrued interest on Loans;

(d) pro rata to payment of principal outstanding on the Loans and that portion of the Obligations constituting amounts owing or to be owing to any Approved Counterparty under any Swap Agreements permitted under this Agreement, including termination amounts;

(e) pro rata to any other Obligations;

(f) any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to Borrower or as otherwise required by any Governmental Requirement.

8.3 Resignation of Operator. In addition to all rights and remedies under this Agreement, any other Credit Document, at law and in equity, if any Event of Default shall occur and Administrative Agent, or its designee or representative, shall exercise any remedies under the Collateral Documents with respect to any portion of the Mortgaged Property (as defined in each Mortgage) (or any Credit Party shall transfer any Mortgaged Properties “in lieu of” foreclosure), Administrative Agent and the Lenders shall have the right to request that any operator of any Mortgaged Properties which is either a Credit Party or an Affiliate of a Credit Party resign as operator under the joint operating agreement applicable thereto; and no later than sixty (60) days after receipt by a Credit Party of any such request, such Credit Party or its Affiliate shall resign (or cause such other party to resign) as operator of such Mortgaged Properties.

ARTICLE 9

ADMINISTRATIVE AGENT

9.1 Appointment of Administrative Agent. GCF is hereby appointed Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes GCF, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents. Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Article IX are solely for the benefit of Administrative Agent and the Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party.

9.2 Powers and Duties. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies and perform such duties hereunder and under the other Credit Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Credit Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have or be deemed to have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3 General Immunity.

(a) No Responsibility for Certain Matters. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to the Lenders or by or on behalf of any Credit Party to Administrative Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans.

(b) Exculpatory Provisions. Administrative Agent shall not, nor shall any of its officers, partners, directors, employees or agents be liable to Lenders for any action taken or omitted by any agent under or in connection with any of the Credit Documents except to the extent caused by Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from the Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5). Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected and free from liability in relying on opinions and judgments of attorneys (who may be attorneys for the Credit Parties), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c) Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Administrative Agent will notify the Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to any such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.4 Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Credit Party or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Credit Parties, without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, in connection with Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Credit Parties. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender hereby acknowledges and agrees that Haynes and Boone, LLP is solely counsel to the Guggenheim Corporate Funding, LLC, in its capacity as Administrative Agent.

(c) Each Lender, by delivering its signature page to this Agreement and the funding of Loans, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by Administrative Agent, Required Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such Loans.

9.6 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent, its Affiliates and their respective officers, partners, directors, trustees, employees, representatives and agents (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH AGENT; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7 Successor Administrative Agent.

(a) Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and Borrower. Upon any such notice of resignation, the Required Lenders shall have the right, with the written consent of Borrower (not to be unreasonably withheld) if no Event of Default has occurred and is continuing, to appoint a successor Administrative Agent. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent and Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

(b) Notwithstanding anything herein to the contrary, Administrative Agent may assign its rights and duties as Administrative Agent hereunder to an Affiliate of GCF without the prior written consent of, or prior written notice to, Borrower or the Lenders; provided that Borrower and the Lenders may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to Borrower and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Credit Documents.

(c) Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of Section 9.6 and this Section 9.7 shall apply to any of the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.6 and this Section 9.7 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, the Lenders or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.8 Collateral Documents.

(a) Administrative Agent under Collateral Documents. Each Lender hereby further irrevocably authorizes Administrative Agent, on behalf of and for the benefit of the Lenders, to be the agent for and representative of Lenders with respect to the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative

Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, or (ii) release any Guarantor from a Guaranty Agreement with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, each Credit Party, Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty Agreement, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Administrative Agent, and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

9.9 Posting of Approved Electronic Communications.

(a) Delivery of Communications. Each Credit Party hereby agrees, unless directed otherwise by Administrative Agent or unless the electronic mail address referred to below has not been provided by Administrative Agent to such Credit Party that it will provide to Administrative Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent or to the Lenders pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Default under this Agreement or any other Credit Document or (iii) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to Administrative Agent to an electronic mail address as directed by Administrative Agent. In addition, each Credit Party agrees to continue to provide the Communications to Administrative Agent or the Lenders, as the case may be, in the manner specified in the Credit Documents but only to the extent requested by Administrative Agent.

(b) Platform. Each Credit Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on an electronic transmission system (the “Platform”).

(c) No Warranties as to Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE INDEMNITEES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES

OR OTHER CODE DEFECTS IS MADE BY THE INDEMNITEES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNITEES HAVE ANY LIABILITY TO ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNITEES IS FOUND IN A FINAL, NONAPPEALABLE ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) Delivery Via Platform. Administrative Agent agrees that the receipt of the Communications by Administrative Agent at its electronic mail address set forth in Appendix B shall constitute effective delivery of the Communications to Administrative Agent for purposes of the Credit Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees to notify Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.

(e) No Prejudice to Notice Rights. Nothing herein shall prejudice the right of Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

9.10 Proofs of Claim. The Lenders and Borrower hereby agree that after the occurrence of an Event of Default pursuant to Sections 8.1(f) or (g), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on any of Borrower or any of the Guarantors) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders, Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Administrative Agent and their agents and counsel and all other amounts due Lenders, Administrative Agent and other agents hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Further, nothing contained in this Section 9.10 shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that Administrative Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.

9.11 Swap Agreement Fees. Administrative Agent and its Affiliates shall not charge a fee greater than $1.00 per barrel of oil and $0.10 per Mcf of natural gas for any sale, termination, execution, amendment or modification of any Swap Agreement.

ARTICLE 10

MISCELLANEOUS

10.1 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to Administrative Agent shall be effective until received by Administrative Agent. Any approval by a Lender or Administrative Agent under this Agreement may be given by e-mail, which shall be effective on the date it is delivered.

10.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly within ten (10) days after written demand therefor, (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) the reasonable fees, expenses and disbursements of counsel to Administrative Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any Credit Party; (c) all reasonable actual costs and expenses of creating and perfecting Liens in favor of Administrative Agent, for the benefit of Secured Parties pursuant hereto, including filing and recording fees, expenses and amounts owed pursuant to Section 2.14(c) and (d), search fees, title insurance premiums and fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (d) all the actual costs and fees, expenses and disbursements of any auditors, accountants, consultants or appraisers whether internal or external; (e) all reasonable actual costs and expenses (including the fees, expenses and disbursements of counsel (including allocated costs of internal counsel) and of any appraisers, consultants, advisors and agents employed or retained by Administrative Agent and its counsel) in connection with the administration of this facility, including preservation of any of the Collateral; (f) all other reasonable actual costs and expenses incurred by Administrative Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (g) after the occurrence of a Default or an Event of Default, all costs and expenses, including attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty Agreement) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, Administrative Agent and each Lender, their Affiliates and their respective officers, partners, directors, trustees, employees, representatives and agents of Administrative Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF ADMINISTRATIVE AGENT, ANY LENDER OR ANY AFFILIATE OF ADMINISTRATIVE AGENT OR ANY LENDER; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final, nonappealable order. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE INTENTION OF EACH CREDIT PARTY AND EACH CREDIT PARTY AGREES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES (INCLUDING WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR), WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNITEE.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against the Lenders, Administrative Agent and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4 Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and its respective Affiliates is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent, without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party (in whatever currency) against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

10.5 Amendments and Waivers.

(a) Required Lenders’ Consent. Subject to Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of (i) in the case of this Agreement, Administrative Agent and the Required Lenders or (ii) in the case of any other Credit Document, Administrative Agent and, if the Required Lenders are party thereto, Administrative Agent, with the consent of the Required Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(A) extend the scheduled final maturity of any Loan or Note of such Lender;

(B) waive, reduce or postpone any scheduled repayment due such Lender;

(C) reduce the rate of interest on any Loan of such Lender (other than any amendment to the definition of “Default Rate,” which change may be effected by consent of the Required Lenders, and any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.6) or any fee payable hereunder;

(D) extend the time for payment of any such interest or fees to such Lender;

(E) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

(F) amend the definition of “Required Lenders” or “Pro Rata Share”;

(G) release any of the Collateral not permitted to be transferred pursuant to Section 6.7 or any of the Guarantors from the Guaranty Agreement or the Pledge and Security Agreement, except as expressly provided in the Credit Documents; or

(H) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(A) increase the Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in the Commitment of any Lender; or

(B) amend, modify, terminate or waive any provision of Article IX as the same applies to Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of Administrative Agent, in each case without the consent of Administrative Agent.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Solely for the purposes of maintaining the Register and for tax purposes only Administrative Agent shall be deemed to be acting on behalf of the Credit Parties.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(A) to any Person meeting the criteria of clause (a) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent; and

(B) to any Person otherwise constituting an Eligible Assignee with the consent of Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, Borrower (such consent of Borrower not to be unreasonably withheld or delayed); provided, that (i) except in the case of an assignment of all of a Lender’s Commitments and Loans, such assigning Lender shall retain a minimum of $1,000,000 in Commitments and (ii), each such assignment pursuant to this Section 10.6(c)(B) shall be in an aggregate amount of not less than (A) $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Commitments and Loans of the assigning Lender) with respect to the assignment of the Commitments and Loans and (B) $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Loans of the assigning Lender) with respect to the assignment of Loans.

(d) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.14(e).

(e) Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Borrower and shall maintain a copy of such Assignment Agreement.

(f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(g) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Borrower or any of its respective Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation (a “Participant”), other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such Participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except any amendment to the definition of “Default Rate” or in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty Agreement or the Pledge and Security Agreement (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such Participant is participating. Borrower agrees that each Participant shall be entitled, through the participating Lender, to the benefits of Sections 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section (subject to the requirements and limitations of those Sections); provided, a Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent or to the entitlement to a greater payment results from a change in laws after the date such Participant became a Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes (if any) to secure obligations of such Lender including, but not limited to, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided, further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Loans. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.13, 2.14, 10.2, and 10.3 and the agreements of Lenders set forth in Sections 9.3(b) and 9.6 shall survive the payment of the Loans and the reimbursement of any amounts drawn thereunder, and the termination hereof.

10.8 No Waiver; Remedies Cumulative. No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to Administrative Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Swap Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.9 Marshaling; Payments Set Aside. Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or the Lenders (or to Administrative Agent, on behalf of the Lenders), or Administrative Agent or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.10 Severability. In case any provision in or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.11 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.12 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.13 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.14 Arbitration.

(a) Arbitration. Any dispute shall be resolved by binding, nonappealable arbitration (except as set forth in (e) below) in accordance with the terms of this Agreement. A “dispute” shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Credit Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Credit Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Credit Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.

(b) Governing Rules. Arbitration proceedings shall be administered by the American Arbitration Association (“AAA”) or such other administrator as the parties shall mutually agree upon in accordance with the AAA commercial arbitration rules. All disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Credit Documents. The arbitration shall be conducted at a location in New York selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a Lender of the protections afforded to it under 12 U.S.C. 91 or any similar applicable state law.

(c) No Waiver; Provisional Remedies, Self-Help and Foreclosure. No provision hereof shall limit the right of any party to exercise self-help remedies such as set-off, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration hereunder. All statutes of limitations and defenses based upon passage of time applicable to any dispute (including any counterclaim or setoff) shall be interrupted by the filing of the arbitration and suspended while the arbitration is pending.

(d) Arbitrator Qualifications and Powers; Awards. Arbitrators must be active members of the New York State Bar for a minimum of fifteen (15) years with expertise in the substantive laws applicable to the subject matter of the dispute. Arbitrators are empowered to resolve disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all disputes in accordance with the substantive law of the state of New York, (ii) may grant any remedy or relief that a court of the state of New York could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the New York Rules of Civil Procedure or other applicable law. Any dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. Any award by the arbitrator or the arbitrators, as the case may be, shall be in writing and set forth the reasons for the award and shall include an award for costs of the prevailing party.

(e) Selection of Arbitrators. If the dispute requires a single arbitrator, such arbitrator may be selected by mutual agreement of the parties, or, if the parties are unable to agree on an arbitrator within thirty (30) days from the delivery of notice of the dispute and election to initiate arbitration (the “Arbitration Election”), the arbitrator shall be selected by the AAA office in New York, New York with due regard for the criteria set forth above and input from the parties. If the dispute requires three arbitrators, then each party shall select a qualified arbitrator within thirty (30) days of delivery of Arbitration Election and provide prompt notice to the other party of its selection. If either party fails for any reason to name an arbitrator within the thirty (30) day period, the arbitrator for such party’s account shall be selected by the AAA office in New York, New York within sixty (60) days from the delivery of the Arbitration Election, with due regard for the selection criteria set forth below and input from the parties. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the selection of the second arbitrator. If the two arbitrators are unable to agree on a third arbitrator within thirty (30) days from appointment of the second arbitrator, then a third arbitrator shall be selected by the AAA office in New York, New York, with due regard for the selection criteria set forth above and input from the parties and the two other arbitrators. The AAA shall select the third arbitrator not later than thirty (60) days from appointment of the second arbitrator. In the event AAA should fail to select the third arbitrator within sixty (60) days from the appointment of the second arbitrator, then either Party may petition the Chief Judge of the United States District Court for the Southern District of New York to select the third arbitrator, with due regard for the selection criteria set forth above and input from the parties and the two other arbitrators.

(f) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the selection of the arbitrator, in the case of a sole arbitrator, or the selection of the third arbitrator, in the case of three arbitrators. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Credit Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Credit Documents or any relationship between the parties.

10.15 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.15 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.16 Confidentiality. Each Lender shall hold all non-public information regarding the Credit Parties and their businesses and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature and shall only use such information in connection with the administration of its Loans hereunder and each ORI, it being understood and agreed by each Credit Party that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their directors, officers, employees, agents and advisors (and to other persons authorized by a Lender or Administrative Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.16) (it being understood that the Persons to whom such disclosure is made, if not already subject to an obligation of confidentiality, will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Swap Agreements (provided, such assignees, transferees, or participants and such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.16), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from Administrative Agent or any Lender, (iv) disclosures to any Lender’s financing sources (including limited partners or shareholders), provided that prior to any disclosure, such financing source is informed of the confidential nature of the information and if not already subject to an obligation of confidentiality, agrees to be bound by the provisions of this Section 10.16), (v) disclosure of information which (A) becomes publicly available other than as a result of a breach of this Section 10.16 or (B) becomes available to Administrative Agent or any Lender on a non-confidential basis from a source other than a Credit Party, (vi) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process and (vii) if an Event of

Default has occurred and is continuing disclosures of such information to the extent such Lenders may reasonably determine such delivery and disclosure to be necessary and appropriate in the enforcement or for the protection of the rights and remedies under this Agreement; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent may, at its own expense, issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media.

10.17 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.18 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.19 Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.20 Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Patriot Act.

10.21 Disclosure. Each Credit Party and each Lender hereby acknowledges and agrees that Administrative Agent and/or its Affiliates from time to time may hold investments in, and make other loans to, or have other relationships with any of the Credit Parties and their respective Affiliates.

10.22 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than Administrative Agent) obtain possession of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver such Collateral to Administrative Agent or otherwise deal with such Collateral in accordance with Administrative Agent’s instructions.

10.23 Advertising and Publicity. No Credit Party shall issue or disseminate to the public (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information describing the credit or other financial accommodations made available by Lenders pursuant to this Agreement and the other Credit Documents without the prior written consent of Administrative Agent. Nothing in the foregoing shall be construed to prohibit any Credit Party from making any submission or filing which it is required to make by applicable law or pursuant to judicial process; provided, that, (i) such filing or submission shall contain only such information as is necessary to comply with applicable law or judicial process and (ii) unless specifically prohibited by applicable law or court order, such Credit Party shall promptly notify Administrative Agent of the requirement to make such submission or filing and provide Administrative Agent with a copy thereof.

10.24 Performance on a Credit Party’s Behalf. If any Credit Party fails to pay any taxes, insurance premiums, expenses, attorneys’ fees or other amounts it is required to pay under any Credit Document, Administrative Agent may pay the same. Borrower shall immediately reimburse Administrative Agent for any such payments and each amount paid by Administrative Agent shall constitute an Obligation owed hereunder which is due and payable on the date such amount is paid by Administrative Agent.

10.25 Tax Provisions. Borrower, Administrative Agent and each Lender agree that (i) the Loans made on the Closing Date (the “Initial Loans”) and the related shares of the ORI conveyed in connection with such Initial Loans constitute “Investment Units” as that term is defined in section 1273(c)(2) of the Code, (ii) the “issue price” of a Lender’s Investment Unit as defined in section 1273(b)(2) of the Code is equal to the amount of such Lender’s Initial Loan, (iii) the fair market value of the ORI is $50,000, and (iv) the issue price of a Lender’s Initial Loan for purposes of computing interest accruals is equal to the amount of the Lender’s Initial Loan reduced by such Lender’s ORI Share. A Lender’s “ORI Share” means the amount which is equal to the fair market value of all ORIs, as set forth in (iii), above, multiplied by the percentage specified for such Lender in Part 2 of Appendix A. None of Borrower, Administrative Agent or Lenders shall take any position inconsistent with the foregoing on any report, return claim for refund or other filing for federal, state or other tax purposes unless all such parties agree otherwise or as otherwise may be required (to the satisfaction of all such parties, each in its reasonable discretion) by applicable law. All computations under this Section 10.25 shall be made by Administrative Agent and shall be provided to Borrower as necessary to enable Borrower to timely comply with its tax reporting obligations.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

ENERGY & EXPLORATION PARTNERS, LLC, a Delaware limited liability company

By:	/s/ Hunt Pettit
Hunt Pettit
President, Secretary and Treasurer

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT:

GUGGENHEIM CORPORATE FUNDING, LLC, a Delaware limited liability company, as Administrative Agent

By:	/s/ William Hagner
Name:	William Hagner
Title:	Senior Managing Director

Signature Page to Credit Agreement

LENDER:

GUGGENHEIM ENERGY OPPORTUNITIES FUND, LP,

By: GUGGENHEIM INVESTMENT MANAGEMENT, LLC,

its Investment Manager

By:	/s/ Michael Damaso
Name:	Michael Damaso
Title:	Senior Managing Director

NZC GUGGENHEIM FUND LLC,

By: GUGGENHEIM INVESTMENT MANAGEMENT, LLC,

its Manager

By:	/s/ Michael Damaso
Name:	Michael Damaso
Title:	Senior Managing Director

SBC FUNDING, LLC,

By: GUGGENHEIM INVESTMENT MANAGEMENT, LLC,

its Manager

By:	/s/ Michael Damaso
Name:	Michael Damaso
Title:	Senior Managing Director

GUGGENHEIM LIFE AND ANNUITY COMPANY,

By: GUGGENHEIM PARTNERS ASSET MANAGEMENT, LLC,

its Manager

By:	/s/ Michael Damaso
Name:	Michael Damaso
Title:	Senior Managing Director

Signature Page to Credit Agreement

APPENDIX A

1. Maximum Loan Amounts

Lender	Maximum Loan Amount	Pro Rata Share%
GUGGENHEIM ENERGY OPPORTUNITIES FUND, LP	$50,000,000.00	50.000000000%
NZC GUGGENHEIM FUND LLC	$16,666,666.67	16.666666667%
SBC FUNDING, LLC	$16,666,666.67	16.666666667%
GUGGENHEIM LIFE AND ANNUITY COMPANY	$16,666,666.67	16.666666667%

Total	$100,000,000.00	100%

2. ORI Share

Lender	ORI Share
GUGGENHEIM ENERGY OPPORTUNITIES FUND, LP	50.000000000%
NZC GUGGENHEIM FUND LLC	16.666666667%
SBC FUNDING, LLC	16.666666667%
GUGGENHEIM LIFE AND ANNUITY COMPANY	16.666666667%

Total	100%

3. Borrowing Base Dates

Redetermination Dates:	Based on Reserve Report due on:	Prepared by:
Each October 31 (commencing October 31, 2013)	September 30 of the same year	Internal

Each April 30 (commencing April 30, 2014)	March 31 of the same year	Third Party

Appendix A to Credit Agreement

APPENDIX B

Notice Addresses

CREDIT PARTIES

BORROWER:

Energy & Exploration Partners, LLC

100 Throckmorton, Suite 1700

Fort Worth, TX 76102

Facsimile: (866) 398-5927

Attn: Hunt Pettit

ADMINISTRATIVE AGENT

Guggenheim Corporate Funding, LLC

135 East 57th Street, 6th Floor

New York, New York 10022

Facsimile: (212) 644-8396

Attn: Kaitlin Trihn

With copies to:

Guggenheim Corporate Funding, LLC

1301 McKinney, Suite 3105

Houston, Texas 77010

Facsimile: (713) 300-1339

Attention: Mike Beman

and

Guggenheim Corporate Funding, LLC

135 East 57th Street, 6th Floor

New York, New York 10022

Facsimile: (212) 644-8107

Attn: Legal Department

LENDERS

Lender	Notice Address
GUGGENHEIM ENERGY OPPORTUNITIES FUND, LP	135 East 57th Street, 6th Floor New York, New York 10022 Facsimile: (212) 644-8396 Attn: Kaitlin Trihn

NZC GUGGENHEIM FUND LLC	135 East 57th Street, 6th Floor New York, New York 10022 Facsimile: (212) 644-8396 Attn: Kaitlin Trihn

SBC FUNDING, LLC	135 East 57th Street, 6th Floor New York, New York 10022 Facsimile: (212) 644-8396 Attn: Kaitlin Trihn

GUGGENHEIM LIFE AND ANNUITY COMPANY	135 East 57th Street, 6th Floor New York, New York 10022 Facsimile: (212) 644-8396 Attn: Kaitlin Trihn

Appendix B to Credit Agreement

EXHIBIT A

FORM OF BORROWING REQUEST

Pursuant to the Credit Agreement dated as of June 26, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) between Energy & Exploration Partners, LLC, a Delaware limited liability company, as the Borrower (the “Borrower”), Guggenheim Corporate Funding, LLC, as administrative agent (the “Administrative Agent”) for the lenders that are or become a party thereto (the “Lenders”), and such Lenders, the Borrower hereby requests an advance in the amount of $         on                     . Attached hereto is the information required to be provided with this request pursuant to the terms of Sections 2.1(b) and 3.2 of the Credit Agreement.

All capitalized terms not otherwise defined herein shall have the meanings specified in the Credit Agreement. The undersigned, being an Authorized Officer of the Borrower, DOES HEREBY CERTIFY to the Lenders and the Administrative Agent, to the extent not otherwise waived in accordance with Section 10.5 of the Credit Agreement, that:

1. After giving effect to the Loan requested hereunder, (i) the aggregate principal amount of all Loans advanced under the Agreement will not exceed the Borrowing Base in effect through such date, (ii) the Available Amount, without giving effect to this Loan is $         and (iii) after giving effect to this Loan, the Available Amount is $        .

2. As of the date of this Borrowing Request, the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects to the same extent as though made on the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct on and as of such earlier date.

3. As of the date of this Borrowing Request, no event has occurred and is continuing or would result from the consummation of the applicable Loan requested hereunder that would constitute an Event of Default or a Default.

The Administrative Agent or any Lender shall be entitled, but not obligated to, request and receive, prior to the making of any Loan hereunder, additional information confirming the satisfaction of any of the foregoing if, in the judgment of the Administrative Agent or such Lender, such request is warranted under the circumstances.

ENERGY & EXPLORATION PARTNERS, LLC,
a Delaware limited liability company, as Borrower

By:
Name:
Title:

Exhibit A to Credit Agreement

EXHIBIT B

FORM OF NOTE

[DATE]	$[AMOUNT]

FOR VALUE RECEIVED, the undersigned, Energy & Exploration Partners, LLC, a Delaware limited liability company (“Maker”), promises to pay to the order of [Lender] (herein called “Payee”, which term shall herein in every instance refer to any owner or holder of this Note) the sum of [AMOUNT], or so much thereof as may be advanced to Maker by Payee from time to time, together with interest on the principal hereof outstanding until maturity, said principal and interest being payable in lawful money of the United States of America as more particularly provided in that certain Credit Agreement dated June 26, 2012, between Maker, Guggenheim Corporate Funding, LLC, as administrative agent (the “Administrative Agent”) for the lenders that are or become a party thereto (the “Lenders”) and the Lenders (as such may be amended or restated from time to time, the “Credit Agreement”). Capitalized terms used, but not otherwise defined, herein shall have the meaning given such terms in the Credit Agreement.

Maker may prepay this Note in whole or in part as provided in the Credit Agreement. All prepayments hereunder, whether designated as payments of principal or interest, shall be applied in accordance with the Credit Agreement.

Maker and any and all sureties, guarantors and endorsers of this Note and all other parties now or hereafter liable hereon, severally waive grace, demand, presentment for payment, protest, notice of any kind (including, but not limited to, notice of dishonor, notice of protest, notice of intention to accelerate and notice of acceleration) and diligence in collecting and bringing suit against any party hereto and agree (i) to all extensions and partial payments, with or without notice, before or after maturity, (ii) to any substitution, exchange or release of any security now or hereafter given for this Note, (iii) to the release of any party primarily or secondarily liable hereon, and (iv) that it will not be necessary for Payee, in order to enforce payment of this Note, to first institute or exhaust Payee’s remedies against Maker or any other party liable therefor or against any security for this Note.

If any sum payable under this Note or under the Credit Agreement is not paid when due (whether the same becomes due by acceleration or otherwise) and this Note is placed in the hands of an attorney for collection or enforcement of this Note or the Credit Agreement, or if this Note is collected through any legal proceedings, including, but not limited to suit, probate, insolvency or bankruptcy proceedings, Maker agrees to pay all reasonable out of pocket attorneys’ fees and all reasonable out of pocket expenses of collection and costs of court in accordance with the Credit Agreement.

Regardless of any provision contained in this Note or any other Credit Document executed or delivered in connection therewith, Payee shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on this Note (whether termed interest herein or deemed to be interest by judicial determination or operation of law), any amount in excess of the Highest Lawful Rate, and, in the event that Payee ever receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note, and, if the principal balance of this Note is paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable under any specific contingency exceeds the Highest Lawful Rate, Maker and Payee shall, to the maximum extent permitted under applicable law, (a) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (b) exclude voluntary pre-payments and the effect thereof, and (c) spread the total amount of interest throughout the entire contemplated term of this Note so that the interest rate is uniform throughout such term; provided that if this Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the

Exhibit B to Credit Agreement

interest received for the actual period of existence thereof exceeds the Highest Lawful Rate, if any, then Payee or any holder hereof shall refund to Maker the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of all advances made by Payee or any holder hereof under this Note at the time in question.

Maker warrants that this Note is executed solely for business or commercial purposes, other than agricultural purposes and warrants that it is not a consumer lending transaction primarily for personal, family or household purposes.

Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by Payee and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of Payee except to the extent that actual cash proceeds of such instrument are unconditionally received by Payee.

Except to the extent required by federal law, this Note shall be governed by and construed under the laws of the State of New York.

MAKER:

ENERGY & EXPLORATION PARTNERS, LLC, a Delaware limited liability company, as Borrower

By:
Name:
Title:

Exhibit B to Credit Agreement

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he/she is the              of Energy & Exploration Partners, LLC (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower.

With reference to the Credit Agreement dated as of June 26, 2012 (together with all amendments, restatements, supplements or other modifications thereto being the “Credit Agreement”) among the Borrower, Guggenheim Corporate Funding, LLC, as administrative agent (the “Administrative Agent”) for the lenders that are or become a party thereto (the “Lenders”), and such Lenders, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):

(a) The representations and warranties of the Borrower contained in Article IV of the Credit Agreement and in the other Credit Documents and otherwise made in writing by or on behalf of the Borrower pursuant to the Credit Agreement and the other Credit Documents were true and correct when made, and are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent (i) such representations and warranties are expressly limited to an earlier date or (ii) the Lenders have expressly consented in writing to the contrary[, or (iii) set forth on Schedule I attached hereto].

(b) The Borrower has performed and complied with all agreements and conditions contained in the Credit Agreement and in the other Credit Documents required to be performed or complied with by it prior to or at the time of delivery hereof. [or specify non-performance/non-compliance and describe]

(c) Since              20    , no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect. [or specify event]

(d) There exists no Default or Event of Default. [or specify Default/Event of Default and describe]

EXECUTED AND DELIVERED this      day of             , 20    .

ENERGY & EXPLORATION PARTNERS, LLC,
a Delaware limited liability company, as Borrower

By:
Name:
Title:

Exhibit C to Credit Agreement

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended to date, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation the Letters of Credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit D to Credit Agreement

2. Assignee[s]:

3. Borrower:	Energy & Exploration Partners, LLC

4. Administrative Agent:	Guggenheim Corporate Funding, LLC, as the administrative agent under the Credit Agreement

5. Credit Agreement:	Credit Agreement dated as of June 26, 2012 among Energy & Exploration Partners, LLC, and
Guggenheim Corporate Funding, LLC, as administrative agent for the Lenders that are or become a party thereto, and such Lenders.

6. Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Revolving Credit Advances for all Lenders[8]	Amount of Commitment/ Revolving Credit Advances Assigned[8]	Percentage Assigned of Commitment/Revolving Credit Advances[9]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7. Trade Date:	][10]

[Page break]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Loan Commitment,” “Term Loan Commitment,” etc.)

[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Banks thereunder.
[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit D to Credit Agreement

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S][11]

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][1][2]

[NAME OF ASSIGNEE]

By:
Title:

Domestic Lending Office:

[Eurodollar Lending Office]:

[NAME OF ASSIGNEE]

By:
Title:

Domestic Lending Office:

[Eurodollar Lending Office]:

[11]	Add additional signature blocks as needed.
[12]	Add additional signature blocks as needed.

Exhibit D to Credit Agreement

Consented to and Accepted:

GUGGENHEIM CORPORATE FUNDING, LLC, as Administrative Agent

By
Title:

[Consented to:][13]

ENERGY & EXPLORATION PARTNERS, LLC

By
Title:

[13]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit D to Credit Agreement

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.6 of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.6 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is a Non-U.S. Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

Exhibit D to Credit Agreement

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit D to Credit Agreement

EXHIBIT E

FORM OF CLOSING DATE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:

I am the                      of Energy & Exploration Partners, LLC, a Delaware limited liability company (the “Company”).

Pursuant to Section 3.1(n) of that certain Credit Agreement, dated as of June 26, 2012 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the capitalized terms not otherwise defined herein shall have the meanings specified in the Credit Agreement), by and among the Company, the Lenders party thereto from time to time and Guggenheim Corporate Funding, LLC, as Administrative Agent, the Company requests that Lenders provide loans to the Company.

I have reviewed the terms of Articles III and IV of the Credit Agreement and the definitions and provisions contained in such Credit Agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

Based upon such review and examination described in the preceding paragraph, I certify, on behalf of the Company, that as of the date hereof:

(i) as of the Closing Date, the representations and warranties contained in each of the Credit Documents (including but not limited to the Credit Agreement) are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all respects on and as of such earlier date;

(ii) as of the Closing Date, no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued is pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the borrowing contemplated hereby and by the Credit Documents; and

(iii) as of the Closing Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

Attached as Annex A hereto are [financial statements] and the Projections described in Section 4.9 of the Credit Agreement, which are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made and as of the Closing Date.

The foregoing certifications are made and delivered as of June     , 2012.

ENERGY & EXPLORATION PARTNERS, LLC,
a Delaware limited liability company, as Borrower

By:
Name:
Title:

Exhibit E to Credit Agreement

EXHIBIT F

FORM OF DIRECTION LETTER

Attn: Division Order Department

Re:	Letter in Lieu of Transfer Order

Gentlemen:

ENERGY & EXPLORATION PARTNERS, LLC, as Mortgagor (“Mortgagor”), has executed the mortgages and financing statements described on Exhibit A attached hereto (as may be amended, supplemented or otherwise modified from time to time, collectively, the “Mortgage”) for the benefit of GUGGENHEIM CORPORATE FUNDING, LLC, as administrative agent for the Lenders referenced in the Mortgage (“Administrative Agent”), granting a mortgage on and a security interest in, and pledging those certain properties and certain specified interests of Mortgagor in said properties (the “Pledged Properties”) described in the Mortgage to secure certain obligations also described in the Mortgage. Enclosed on Exhibit A is a copy of the Mortgage covering the Pledged Properties.

Exhibit B attached hereto lists the properties which are subject to the Mortgage for which you are accounting to Mortgagor and the decimal interest in production heretofore paid to Mortgagor with respect to its interest in each given property.

Pursuant to the assignment of production provision in the Mortgage, Mortgagor transferred and assigned all of its interests in the Pledged Properties to Administrative Agent. Therefore, Mortgagor hereby authorizes and instructs you that all future payments attributable to Mortgagor’s interest in the Pledged Properties, which would otherwise be paid to Mortgagor, should be made by wire transfer, pursuant to the following wire instructions:

Bank Name:	[ ]
A.B.A. Number:	[ ]
Account Number:	[ ]
Account Name:	[ ]

or by check to the following address:

[            ]

until notified in writing by Administrative Agent to discontinue such payments. Also, Mortgagor hereby requests that you change your records to reflect that Administrative Agent is entitled to the proceeds of production attributable to the Pledged Properties.

In consideration of your acceptance of this Letter-in-Lieu of Transfer Order, Administrative Agent and Mortgagor agree as follows:

1. Mortgagor has heretofore executed Transfer or Division Orders to you covering each of the properties referred to in Exhibit B attached to this letter. This letter is being executed

Exhibit F to Credit Agreement

by the undersigned in lieu of execution of separate Transfer or Division Orders. With respect to proceeds from the sale of oil, gas and other hydrocarbons as to which you account hereunder, Administrative Agent agrees that it will be bound by the terms, conditions, warranties and covenants of all such Transfer or Division Orders heretofore executed by Mortgagor now in force, with the same effect as though it had executed the originals thereof; provided, however, the aggregate liability of Administrative Agent with respect to any warranty, representation, covenant or indemnification contained therein or in this letter shall be limited to an amount equal to the amounts disbursed by you to Administrative Agent hereunder.

2. Mortgagor hereby agrees that you are relieved of any responsibility in connection with the application of the proceeds paid by you to Administrative Agent as hereinabove specified and payment made by you to Administrative Agent shall be binding and conclusive as between you and Mortgagor.

In the absence of a question about the enclosed schedule, you are respectfully requested to make disbursement to Administrative Agent as instructed herein and NOT TO SUSPEND OR DELAY any payments by virtue of the assignment of production from Mortgagor to Administrative Agent. Should you require additional documentation prior to implementing the manner of disbursement requested herein, notwithstanding the warranties and indemnifications contained hereinabove, please suspend disbursements to Mortgagor, pending execution of such additional documentation as you may reasonably require.

In order that we may have a record evidencing your acceptance of this Letter-in-Lieu of Transfer Order, we request that you execute one copy of this letter in the space provided below and return the same to Administrative Agent in the enclosed self-addressed envelope.

[Remainder of page intentionally blank. Signatures to follow.]

Exhibit F to Credit Agreement

Very truly yours,

ENERGY & EXPLORATION PARTNERS, LLC,

a Delaware limited liability company, as Borrower

By:
Name:
Title:

GUGGENHEIM CORPORATE FUNDING, LLC,

a Delaware limited liability company, as Administrative Agent

By:
Name:
Title:

ACCEPTED this      day of             , 20    .

                                         , Purchaser of Production

By:
Name:
Title:

Exhibit F to Credit Agreement